Exhibit 10.1

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

STAGECOACH GAS SERVICES LLC

A Delaware Limited Liability Company

June 3, 2016

The holders of the Membership Interests represented by this Agreement acknowledge for the benefit of Stagecoach Gas Services LLC that the Membership Interests may not be sold, offered, resold, pledged or otherwise transferred if such transfer would (a) violate the then applicable federal or state securities laws or rules and regulations of the Securities and Exchange Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (b) terminate the existence or qualification of Stagecoach Gas Services LLC under the laws of the State of Delaware, (c) cause Stagecoach Gas Services LLC to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) or (d) violate the other restrictions on transfer set forth herein.

i

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

STAGECOACH GAS SERVICES LLC

A Delaware Limited Liability Company

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of STAGECOACH GAS SERVICES LLC (the “Company”), dated as of June 3, 2016 (the “Effective Date”), is adopted, executed and agreed to, for good and valuable consideration, by Crestwood Pipeline and Storage Northeast LLC, a Delaware limited liability company, and its successors and permitted assigns (“Crestwood”), and Con Edison Gas Pipeline and Storage Northeast, LLC, a New York limited liability company, and its successors and permitted assigns (“CEGPS”). Crestwood and CEGPS are hereinafter collectively referred to as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, the name of the Company is “STAGECOACH GAS SERVICES LLC”;

WHEREAS, the Company was formed as a Delaware limited liability company by the filing of a Certificate of Formation (as it may be amended or restated from time to time, the “Certificate of Formation”) on April 14, 2016, with the Secretary of State of the State of Delaware pursuant to the Delaware Act (as defined herein);

WHEREAS, on April 14, 2016 Crestwood entered into the Limited Liability Company Agreement of the Company (the “Prior Agreement”);

WHEREAS, on April 20, 2016, CEGPS and Crestwood entered into that certain Contribution Agreement (the “Contribution Agreement”) relating to the formation and capitalization of the Company; and

WHEREAS, the Initial Closing under the Contribution Agreement is occurring concurrently with the execution and delivery hereof, and the Parties desire to amend and restate the Prior Agreement in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:

“Additional Contribution” means any Expansion Contribution, Ordinary Course Contribution, or Extraordinary Contribution.

“Additional Contribution Loan” has the meaning given such term in Section 6.03(a).

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(a) Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) Debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affected Member” has the meaning given such term in Section 5.03(a).

“Affected Interest” has the meaning given such term in Section 5.03(a).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with, the Person in question; provided, however, that for purposes of this Agreement, (a) neither Member (nor any of its other Affiliates) shall be deemed to be an Affiliate of the Company and its Subsidiaries, and (b) neither Company nor any of its Subsidiaries shall be deemed to be an Affiliate of either Member (or any of its other Affiliates).

“Affiliate Transaction” has the meaning given such term in Section 8.04(c)(i).

“Aggregate Tax Rate” has the meaning given such term in Section 4.01(b)(i)(A)(2).

“Agreement” has the meaning given such term in the introductory paragraph, as the same may be amended from time to time.

“Allocation Year” means (a) the Company’s taxable year for U.S. federal income tax purposes, or (b) any portion of the period described in clause (a) for which the Company is required to allocate Profits, Losses, and other items of Company income, gain, loss or deduction for U.S. federal income tax purposes.

“Alternate Director” means any person designated by a Member to act in place of one or more such Member’s designated Directors.

“Annual Budget” means a budget covering the operations of the Company and its Subsidiaries for a calendar year, setting forth reasonable line item detail regarding anticipated revenues and expenditures, including: (a) forecasted revenues; (b) estimated operating expenditures; (c) estimated capital expenditures; (d) proposed financing plans for such expenditures; and (e) such other items as the Board may deem appropriate.

“Appraisal Notice” has the meaning given such term in Section 5.03(b).

“Appraised Value” has the meaning given such term in Section 5.03(b).

“Approved Credit Support” means each guarantee, letter of credit, surety, performance or other bond, cash or other collateral or similar credit support arrangement issued or posted by or for the account of a Member or any of its Affiliates to support the operations and obligations of the Company or any of its Subsidiaries, to the extent such credit support arrangement is (a) set forth on Exhibit G attached hereto or (b) approved by the Board.

“Available Cash” means, with respect to any Quarter ending prior to a Dissolution Event:

(a) the sum of all cash and cash equivalents of the Company and its Subsidiaries on hand on the date of the determination of Available Cash for such Quarter, less

(b) the amount of any cash reserves that are established by the Board for (i) the proper conduct of the business of the Company through the following Quarter (excluding reserves for future capital expenditures, other than maintenance capital expenditures), as set forth in the then-effective Initial Budget or Annual Budget, and (ii) Emergency Expenditures for Emergencies which have occurred.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which a Dissolution Event occurs and any subsequent Quarter shall equal zero.

“Bankrupt” or “Bankruptcy Event” means with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any applicable law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) against such Person, a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any applicable law has been commenced and 120 days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and ninety (90) days have expired without the appointment’s having been vacated or stayed, or ninety (90) days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

“Baseline Ownership Percentages” means the Ownership Percentages of the Members, determined prior to giving effect to Section 7.01(c).

“Board” means the board of directors of the Company.

“Budget Act” means Section 1101 of the Bipartisan Budget Act of 2015.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Calculation Period” means the period beginning on the Effective Date and ending on December 31, 2020.

“Call Exercise Notice” has the meaning given such term in Section 10.03(c).

“Capital Account” means the capital account determined and maintained for each Member in accordance with Sections 6.06, 7.02 and 7.03.

“Capital Call” has the meaning given such term in Section 6.02(d).

“Capital Contribution” means any cash, cash equivalents or the net fair market value of contributed property that a Member contributes to the Company or that is contributed or deemed contributed to the Company on behalf of a Member.

“CEGPS” has the meaning given such term in the introductory paragraph.

“CEGPS Growth Project EBITDA” means the sum of the following monthly calculations for all months during the Calculation Period: Growth Project EBITDA for the month multiplied by the Ownership Percentage of CEGPS for such month, after giving effect to any adjustments to Ownership Percentages set forth in Section 7.01(c).

“CEGPS Indemnified Party” has the meaning given such term in the Contribution Agreement.

“CEGPS Required Payment” has the meaning given such term in Section 7.07(b).

“CEQP” means Crestwood Equity Partners LP, a Delaware limited partnership.

“CEQP Entity” means any Affiliate of CEQP (which shall in any event, subject to the following exception, include Crestwood and its Affiliates), except for the Company and any of the Contributed Entities.

“Certificate of Formation” has the meaning given such term in the Recitals.

“Certified Public Accountants” means an independent public accounting firm registered with the Public Company Accounting Oversight Board selected from time to time by the Board.

“Change in Control” means, with respect to any Member, (a) any event or occurrence following which the Member Parent of such Member (determined immediately prior to such event or occurrence) either (or both) no longer (i) owns, directly or indirectly, at least twenty percent (20%) of the Economic Interests of such Member or (ii) Controls such Member; provided, that for purposes of this clause (a) only, a registered initial public offering on Form S-1 (or any successor form) under the Securities Act following the date an applicable Member becomes a Member, and any subsequent registered public offering under the Securities Act, of the Equity Interests of an Intermediate Member Parent that results in an Intermediate Member Parent of a Member becoming the Member Parent of such Member shall not constitute a Change in Control of such Member; or (b) a Foreclosure Transfer. For the avoidance of doubt, a Transfer or other disposition of Equity Interests in ConEdison, CEQP, or any other Member Parent, in each case other than pursuant to a Foreclosure Transfer, shall not constitute a Change in Control of any Member.

“Change in Control Notice” has the meaning given such term in Section 5.03(a).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commercial Affairs Committee” has the meaning given such term in Section 8.09(a).

“Committee” has the meaning given such term in Section 8.09(a).

“Company” has the meaning given such term in the introductory paragraph.

“Company Support Instruments” has the meaning given such term in Section 6.08(b).

“Company Minimum Gain” means the amount of “partnership minimum gain” determined in accordance with the principles of Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“ConEdison” means Consolidated Edison, Inc., a New York corporation.

“Confidential Information” means information and data (including all copies thereof) that (a) is furnished or submitted by any of the Members, their Affiliates, the Operator, or the Company or any of its Subsidiaries, whether oral, written, or electronic, to the Board, the other Members, their Affiliates, or the Operator in connection with this Agreement, or (b) relates to the properties, facilities, equipment, agreements, business or affairs of the Company or any of its Subsidiaries, including in each case (but without limitation) market evaluations, market proposals, service designs and pricing, system design, cost estimating, identification of permits, strategic plans, legal documents, environmental studies and requirements, public and governmental relations planning, identification of regulatory issues and development of related strategies, legal analysis and documentation, financial planning, and natural gas reserves and deliverability data. Notwithstanding the foregoing, the term “Confidential Information” shall not include any information that:

(a) is in the public domain at the time of its disclosure or thereafter, other than as a result of a disclosure directly or indirectly by a Member or its Affiliates in contravention of this Agreement;

(b) is made available to a Member or its Affiliates from a source, which, to such Member’s or its Affiliate’s knowledge, is not prohibited from disclosing such information to such Member or its Affiliates by a legal, contractual or fiduciary obligation owed to the Company or any of its Subsidiaries;

(c) as to any Member or its Affiliates, was in the possession of such Member or its Affiliates (as evidenced by its written records) prior to the time of its disclosure and not subject to a separate confidentiality restriction or other legal, contractual or fiduciary obligation; or

(d) has been independently acquired or developed by a Member or its Affiliates without use of any Confidential Information.

“Continuing Support Obligation” has the meaning given such term in Section 6.08(c).

“Contributed Entities” means (a) prior to the Second Closing, the Initial Contributed Entities, and (b) from and after the Second Closing, the Initial Contributed Entities and Crestwood Pipeline East.

“Contributing Member” has the meaning given such term in Section 6.03(a).

“Contribution Agreement” has the meaning given such term in the Recitals.

“Contribution Date” has the meaning given such term in Section 6.02(d).

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract or otherwise. Without limiting the foregoing:

(a) the right to exercise fifty percent (50%) or more of the voting power of the Voting Securities of a Person shall be deemed to constitute Control of such Person;

(b) with respect to any Person the Voting Securities of which are publicly traded, the right to exercise twenty percent (20%) or more of the voting power of such Voting Securities shall be deemed to constitute Control of such Person unless (i) the holder of such voting power disclaims, in any filing with the Securities and Exchange Commission, an intent to influence control of such Person, or (ii) any other Person (collectively with its Affiliates) that is not Controlled by the holder of such voting power holds the right to exercise a higher percentage of the voting power of such Voting Securities, unless such other Person disclaims, in any filing with the Securities and Exchange Commission, an intent to influence control of the issuer; and

(c) legal or beneficial ownership of fifty percent (50%) or more of the general partnership interests of a partnership (whether general or limited) shall constitute Control of such partnership.

“Crestwood” has the meaning given such term in the introductory paragraph.

“Crestwood Midstream” means Crestwood Midstream Operations LLC, a Delaware limited liability company.

“Crestwood Pipeline East” means Crestwood Pipeline East LLC, a Delaware limited liability company.

“Crestwood Required Payment” has the meaning given such term in Section 7.07(a).

“Damage Amount” has the meaning given such term in Section 4.01(b)(i)(A).

“Deadlock” has the meaning given such term in Section 8.04(d)(i).

“Deadlock Notice” has the meaning given such term in Section 8.04(d)(i).

“Default Rate” means a rate per annum equal to the Prime Rate as set forth in the Wall Street Journal from time to time, plus four percent (4%).

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del C. Section 18-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Delaware Courts” has the meaning given such term in Section 16.10(b).

“Depreciation” means, for each Allocation Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Allocation Year, except (i) if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Year and such difference is being eliminated by use of the “remedial allocation method” as defined in Regulations Section 1.704-3(d), Depreciation for such period shall be the amount of book basis recovered for such period under the rules prescribed in Regulations Section 1.704-3(d) and (ii) with respect to any other asset whose Gross Asset Value differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

“Director” or “Directors” has the meaning given such term in Section 8.02(a).

“Dispute Response” has the meaning given such term in Section 8.04(d)(i).

“Disputed Amounts” has the meaning given such term in Section 7.09(d).

“Dissolution Event” means an event of dissolution of the Company pursuant to Section 15.01.

“Economic Interest” means a Member’s right to share in the profits, losses or similar items of, and to receive distributions from, the Company, but does not include any other rights of a Member including, without limitation, the right to vote, consent or otherwise participate in the management of the Company, the right to designate Directors or attend (or be counted for purposes of a quorum at) meetings of the Board (including through its designees) or Members, or, except as specifically provided in this Agreement or required under the Delaware Act, any right to information concerning the business and affairs of the Company.

“Effective Date” has the meaning given such term in the introductory paragraph.

“Emergency” means a sudden and unexpected event that (a) causes, or risks causing, damage or injury to any Person, property or the environment or material violation of applicable law in respect of health, safety or the environment and (b) is of such a nature that (i) responding through normal operation and maintenance procedures would be insufficient to address the potential harm caused by such an event and (ii) obtaining the decision of the Board with respect thereto prior to the time by which a response prudently should be commenced would be impracticable.

“Emergency Expenditures” means expenditures which are reasonably necessary to be expended in order to mitigate or remedy an Emergency.

“Encumbrances” means pledges, restrictions on transfer, proxies and voting or other agreements, liens, claims, charges, mortgages, leases, easements, covenants, options, rights of first refusal or offer, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever.

“Equity Interests” means all shares, participations, capital stock, partnership or limited liability company interests, units, participations or similar equity interests issued by any Person (including the right to participate in the management and business and affairs or otherwise control such Person), however designated.

“Excess Additional Contribution” has the meaning given such term in Section 6.03(a).

“Excess Distributions” means, with respect to CEGPS, an amount equal to the product of (a) two (2) times (b) the cumulative distributions received by CEGPS pursuant to Section 7.01(b) in excess of its Baseline Ownership Percentage of the aggregate distributions made to the Members pursuant to Section 7.01(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expansion Contributions” has the meaning given such term in Section 6.02(a).

“Extraordinary Contributions” has the meaning given such term in Section 6.02(b).

“Fair Market Value” means, with respect to the Affected Interest or any New Interests to be sold in accordance with Section 6.03(e), the fair market value that a willing buyer would pay a willing seller for such Affected Interest or New Interests, as applicable, with neither such buyer nor such seller under any compulsion to transact, using an appropriate and generally accepted valuation method.

“FERC” means the United States Federal Energy Regulatory Commission.

“Finalization Date” has the meaning given such term in Section 7.09(e)(i)(A).

“Foreclosure Transfer” means, with respect to any Member, (a) any direct Transfer of Equity Interests of such Member or the Membership Interests held by such Member or (b) any event or occurrence that causes the Member Parent (determined immediately prior to such event or occurrence) of such Member to cease being the Member Parent of such Member as a result of any direct or indirect Transfer of Equity Interests, or (c) any direct Transfer of Equity Interests in such Member’s Member Parent, in each case of the foregoing (a), (b) or (c), to one or more lenders or other creditors in connection with, or in lieu of, the foreclosure by any such lender or other creditor of an Encumbrance on such Equity Interests or any Bankruptcy Event.

“Foreclosure Transferee” has the meaning given such term in Section 4.02(f).

“Foreclosure Transferor” has the meaning given such term in Section 4.02(f).

“Former Member” has the meaning given such term in Section 6.08(b).

“GAAP” means United States generally accepted accounting principles, as amended from time to time.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of the asset, as determined by the contributing Member and the Board, in a manner that is consistent with Section 7701(g) of the Code; provided that the initial Gross Asset Value of the Initial Contributed Entities and 20% of the membership interest Newco Service Company shall be equal to the product of (i) two (2) times (ii) the amount of the Initial CEGPS Contribution, as such amount may be adjusted pursuant to the Contribution Agreement, and the initial Gross Asset Value of the membership interests in Crestwood Pipeline East shall be equal to the product of (i) two (2) times (ii) the amount of the Second CEGPS Contribution, as such amount may be adjusted pursuant to the Contribution Agreement;

(b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Board, in a manner that is consistent with Section 7701(g) of the Code, as of the following times: (i) the acquisition of additional Membership Interests by any new or existing Member in exchange for more than a de minimis Capital Contribution or for the provision of services; (ii) the distribution by the Company to a Member of more than a de minimis amount of property other than money as consideration for Membership Interests; and (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c) The Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value (taking Section 7701(g) of the Code into account) of such asset on the date of distribution; and

(d) The Gross Asset Values of any Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) of the Code or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and the definition of Capital Account hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent the Board determines that an adjustment pursuant to the foregoing subparagraph (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to the foregoing subparagraphs (a), (b) or (d), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Growth Project” means (a) any capital asset expansion or capital asset enhancement which increases the commercial operating capacity of the Company’s or its Subsidiaries’ pre-existing operations (measured immediately prior to completion of such expansion or enhancement), (b) any greenfield project of the Company or its Subsidiaries, or (c) any Identified Growth Project, in each case, that (i) is approved by the Board, (ii) has not previously reached the point of commercial operation as of the Initial Closing, (iii) is made to increase the long-term operating capacity or asset base of the Company and its Subsidiaries, (iv) for which the Company or its Subsidiaries initially enter into only fee-based contracts with customers for terms approved by the Board, and (v) has an approved budget of $5 million or more. For the avoidance of doubt and notwithstanding anything in the foregoing to the contrary, in no event shall operating or maintenance expenditures (including capital expenditures in connection therewith) or any assets acquired or built with such expenditures be considered as Growth Projects.

“Growth Project EBITDA” means, for the Calculation Period, and to the extent solely attributable to Growth Projects:

(a) the Net Income;

(b) increased (without duplication) by the following items to the extent deducted in calculating such Net Income:

(i) interest expense; plus

(ii) income taxes; plus

(iii) depreciation expense; plus

(iv) amortization expense; plus

(v) non-cash expenses, charges and losses, including, without limitation, (A) non-cash compensation charges or expenses, (B) non-cash losses incurred on hedging agreements, (C) non-cash foreign currency losses and (D) non-cash lease accretion expenses; plus

(vi) any other extraordinary or non-recurring charges, expenses and losses (including, without limitation, arising on account of changes in accounting principles); plus

(vii) any non-recurring cash expenses relating to investments (excluding, for the avoidance of doubt, the principal amount or purchase price thereof) to the extent funded by a designated equity contribution from a member of Newco; and

(c) decreased (without duplication) by the following items to the extent included in calculating Net Income:

(i) non-cash income and gains, including, without limitation, (A) non-cash compensation gains, (B) non-cash gains incurred on hedging agreements and (C) non-cash foreign currency gains; plus

(ii) any other extraordinary or non-recurring income and gains (including, without limitation, arising on account of changes in accounting principles).

“Growth Project EBITDA Dispute Notice” has the meaning given such term in Section 7.09(c).

“Growth Project EBITDA Incentive Amount” has the meaning given such term in Section 7.09(e)(ii).

“Growth Project EBITDA Shortfall Amount” has the meaning given such term in Section 7.09(e)(i).

“Growth Project EBITDA Statement” has the meaning given such term in Section 7.09(a).

“Growth Project EBITDA Target” means $57,000,000 of Growth Project EBITDA.

“Growth Project EBITDA Threshold” means $171,000,000 of Growth Project EBITDA.

“Hedge Contract” means any (a) interest, commodity or currency rate or exchange protection contracts or transactions, (b) hedges, futures, swaps, collars, puts, calls, floors, caps, options or similar derivative products or instruments or (c) other contracts or transactions that are intended to benefit from or reduce or eliminate the risk of fluctuations in interest rates, currencies or the price of commodities or any derivatives thereof, in each case, in any form (financial or physical).

“Identified Growth Project” means the potential projects listed on Exhibit F.

“Included Return” has the meaning given such term in Section 13.04.

“Including Member” has the meaning given such term in Section 13.04.

“Indebtedness” means, with respect to any Person, (a) all liabilities and obligations of such Person for borrowed money, including the face amount of any letter of credit supporting the repayment of indebtedness for borrowed money issued for the account of such Person and obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing; (b) all obligations of such Person evidenced by bonds, debentures, notes or other instruments or debt securities, or by warrants or other rights to acquire any debt instruments or debt securities of such Person (other than surety, appeal, or performance bonds issued by third parties to the extent that such bonds do not constitute or result in the incurrence of reimbursement or indemnity obligations payable by such Person); (c) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (other than trade payables or accruals incurred in the ordinary course of business); (d) all capitalized lease, leveraged lease, or synthetic lease obligations of such Person; (e) obligations of such Person under any Hedge Contract; (f) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) above; and (g) indebtedness or obligations of others of the kinds referred to in clauses (a) through (f) secured by any Encumbrance on or in respect of any property of such Person.

“Indemnitee” means (a) any Member, in its capacity as a member of the Company (and, in relation to the foregoing, any Affiliate of such Member), (b) any Person who is or was a director, officer, fiduciary, trustee, manager or managing member of the Company or any Subsidiary of the Company, or of any employee benefit plan of the Company or of any of its Subsidiaries, or (c) any Person the Board designates as an “Indemnitee” for purposes of this Agreement.

“Independent Accountants” has the meaning given such term in Section 7.09(d).

“Initial Budget” has the meaning given such term in Section 10.01.

“Initial CEGPS Contribution” means CEGPS’s cash contribution to the Company upon the Initial Closing, as such amount may be adjusted pursuant to the Contribution Agreement.

“Initial Closing” has the meaning given such term in the Contribution Agreement.

“Initial Contributed Entities” means (a) Stagecoach Pipeline & Storage Company, LLC, a New York limited liability company, (b) Arlington Storage Company, LLC, a Delaware limited liability company, (c) Crestwood Gas Marketing LLC, a Delaware limited liability company, and (d) Crestwood Storage Inc., a Delaware corporation.

“Initial Crestwood Contribution” means Crestwood’s contribution to the Company of the Equity Interests in the Initial Contributed Entities and 20% of the Equity Interests in Newco Service Company upon the Initial Closing, which contribution will be deemed to have a fair market value equal to the amount of the Initial CEGPS Contribution, as such amount may be adjusted pursuant to the Contribution Agreement.

“Initial Operator” means Crestwood Midstream.

“Interested Member” has the meaning given such term in Section 8.04(c)(i).

“Intermediate Member Parent” means, with respect to any Member, any Person that Controls such Member and is Controlled by such Member’s Member Parent.

“Key Employees” has the meaning given such term in Section 10.03(e).

“Liquidator” has the meaning given such term in Section 15.02.

“Majority Interest” means, at any given time, Membership Interests representing more than 50% of the Ownership Percentages then outstanding.

“Management Agreement” has the meaning given such term in Section 10.02(a).

“Management Committee” has the meaning given such term in Section 8.09(a).

“Member” means any Person executing this Agreement as of the Effective Date as a member of the Company or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member of the Company.

“Member Governance Provisions” has the meaning given such term in Section 16.13(a).

“Member Indemnitee” has the meaning given such term in Section 12.04.

“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in Treasury Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning of “partner nonrecourse debt minimum gain” set forth in Treasury Regulation Section 1.704-2(i)(2).

“Member Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Member Nonrecourse Debt.

“Member Parent” means (a) in the case of Crestwood, CEQP, unless and until CEQP either (or both) no longer (i) owns, directly or indirectly, at least twenty percent (20%) of the Economic Interests of Crestwood or (ii) Controls Crestwood; (b) in the case of CEGPS, ConEdison, unless and until ConEdison either (or both) no longer (i) owns, directly or indirectly, at least twenty percent (20%) of the Economic Interests of CEGPS or (ii) Controls CEGPS; and (c) in the case of any Member (including Crestwood, but only if CEQP is no longer Crestwood’s Member Parent, and including CEGPS, but only if ConEdison is no longer CEGPS’s Member Parent), the Person that (i) owns, directly or indirectly, at least twenty percent (20%) of the Economic Interests of such Member, (ii) Controls such Member, and (iii) is not Controlled by any other Person that also owns, directly or indirectly, at least twenty percent (20%) of the Economic Interests of such Person. For the avoidance of doubt if no Person satisfies (a), (b) or (c) of this definition, with respect to ownership and Control of a Member, such Member shall be its own Member Parent.

“Membership Interest” means the ownership interest of a Member in the Company, and includes any and all benefits to which such Member is entitled as provided in this Agreement, together with all obligations of such Member to comply with the terms and provisions of this Agreement.

“Midstream Activities” means the gathering, compression, transportation, storage, or transmission of natural gas, including constructing, owning, maintaining, and operating gathering systems, pipelines, storage facilities and other assets related thereto.

“Net Income” means, for any period, the net income (or loss) attributable to the Growth Projects on a consolidated basis determined in conformity with GAAP.

“Net Present Value” means, as of the date of determination, an amount calculated, taking into account the timing of any payments and the applicable discount rate set forth in the applicable provision of this Agreement, using the “XNPV” function in Microsoft Office Excel version 10 or the same function in any subsequent version of Microsoft Office Excel.

“New Interests” means any (a) Membership Interests issued or to be issued by the Company after the Effective Date or (b) any other Equity Interests issued or to be issued by the Company or any of its Subsidiaries after the Effective Date; provided, that the term “New Interests” shall not include any such Membership Interests issued or to be issued (v) in connection with any merger, consolidation, acquisition or any similar transaction or any reorganization or recapitalization in each case when Membership Interests are issued for or in respect of previously outstanding Membership Interests, (w) to the selling Persons in connection with the acquisition by the Company of a Person; provided, that such Membership Interests or other Equity Interests are issued as consideration for such acquisition (including issuances to management or employees of such Person in connection with such acquisition), (x) in any public offering, (y) as compensation to employees, officers or consultants of the Company or any Subsidiary of the Company, (z) in connection with the exercise of any options, rights, or warrants to acquire Membership Interests, or any appreciation rights relating to Membership Interests; provided that any such transaction described in the foregoing clauses (v) through (z) is approved in accordance with this Agreement.

“New Interests Notice” has the meaning set forth in Section 6.04(b).

“Newco Employees” means employees of Newco Service Company.

“Newco Service Company” means Stagecoach Operating Services LLC, a Delaware limited liability company.

“Newco Service Company LLC Agreement” has the meaning given such term in Section 10.03(a).

“Non-Contributing Member” has the meaning given such term in Section 6.03(a).

“Non-Subscribing Member” has the meaning given such term in Section 6.04(d).

“Non-Terminating Member” has the meaning given such term in Section 4.01(b)(i).

“Nonincluding Member” has the meaning given such term in Section 13.04.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.7521(a)(2).

“Operating Committee” has the meaning given such term in Section 8.09(a).

“Operator” means the Initial Operator or a replacement Operator that is approved under the terms hereof.

“Ordinary Course Contributions” has the meaning given such term in Section 6.02(a).

“Ownership Percentage” shall mean, with respect to a Member, the percentage set forth on Exhibit A hereto, as such percentage is adjusted from time to time as required or permitted by the provisions of this Agreement.

“Permitted Transfer” means:

(a) With respect to any Member, a direct or indirect Transfer by such Member of all of its Membership Interest to its Member Parent or to a Subsidiary of its Member Parent; provided that the foregoing shall not limit any provisions hereof relating to a Change in Control of a Member;

(b) any direct or indirect Transfer consented to by all of the Members, including any written waiver of any transfer restrictions which would otherwise be applicable thereto, which consent may be granted or withheld in the sole discretion of each Member; or

(c) with respect to any Member, any Foreclosure Transfer; provided that the foregoing shall not limit the other Members’ right to elect to exercise their rights under Section 5.03 upon a Foreclosure Transfer.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Preemptive Rights” has the meaning given such term in Section 6.04(a).

“Price Determination Notice” has the meaning given such term in Section 5.03(a).

“Prior Agreement” has the meaning given such term in the Recitals.

“Profits” and “Losses” means, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(b) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code, and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (b) or (d) of the definition of Gross Asset Value hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(d) Gain or loss resulting from any disposition of property (other than money) with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with the definition of Depreciation hereof; and

(f) Notwithstanding any other provision of this definition of “Profits” and “Losses,” any items which are specially allocated pursuant to Section 7.03 shall not be taken into account in computing Profits or Losses.

“Proposed Transferee” has the meaning given such term in Section 5.02(b).

“Proposing Member” has the meaning given such term in Section 4.01(b)(ii).

“Purchase Notice” has the meaning given such term in Section 5.03(c).

“Purchase Price” has the meaning given such term in Section 5.03(a).

“Put Exercise Notice” has the meaning given such term in Section 10.03(d).

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Company, or, with respect to the first fiscal quarter of the Company after the Effective Date, the portion of such fiscal quarter commencing after the Effective Date.

“Quorum Failure Meeting” has the meaning give such term in Section 8.03(b).

“Remaining New Interests” has the meaning given such term in Section 6.04(d).

“Representative” means, with respect to any Member, any Director or Alternate Director designated by such Member in accordance with the terms hereof.

“Required Accounting Practices” means the accounting rules and regulations, if any, at the time prescribed by the governmental authorities under the jurisdiction of which the Company is at the time operating and, to the extent of matters are not covered by such rules and regulations, GAAP.

“Required Allocations” has the meaning given such term in Section 7.03(j).

“Resolution Period” has the meaning given such term in Section 7.09(c).

“Review Period” has the meaning given such term in Section 7.09(b).

“ROFO Acceptance Notice” has the meaning given such term in Section 5.01(c).

“ROFO Interest” has the meaning given such term in Section 5.01(b).

“ROFO Notice” has the meaning given such term in Section 5.01(b).

“ROFO Offer Notice” has the meaning given such term in Section 5.01(c).

“ROFO Price” has the meaning given such term in Section 5.01(c).

“ROFO Seller” has the meaning given such term in Section 5.01(b).

“ROFR Acceptance Notice” has the meaning given such term in Section 5.02(d).

“ROFR Interest” has the meaning given such term in Section 5.02(b).

“ROFR Notice” has the meaning given such term in Section 5.02(b).

“ROFR Offer” has the meaning given such term in Section 5.02(c).

“ROFR Price” has the meaning given such term in Section 5.02(b).

“ROFR Seller” has the meaning given such term in Section 5.02(b).

“SEC” means the Securities and Exchange Commission.

“Second CEGPS Contribution” means CEGPS’s contribution to the Company upon the Second Closing under the Contribution Agreement, as such amount may be adjusted pursuant to the Contribution Agreement.

“Second Closing” has the meaning given such term in the Contribution Agreement.

“Second Crestwood Contribution” means Crestwood’s contribution to the Company of the Equity Interests in Crestwood Pipeline East, which contribution will be deemed to have a fair market value equal to the amount of the Second CEGPS Contribution, as such amount may be adjusted pursuant to the Contribution Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Standalone Return” has the meaning given such term in Section 13.04.

“Subscribing Member” has the meaning given such term in Section 6.04(d).

“Subsidiary” means, with respect to any Person, any other Person that is Controlled by such first Person, directly or indirectly through one or more other Subsidiaries.

“Tax Matters Member” has the meaning given such term in Section 13.03(a).

“Tax Termination” has the meaning given such term in Section 4.01(b).

“Tax Termination Amount” has the meaning given such term in Section 4.01(b)(i).

“Tax Termination Calculation” has the meaning given such term in Section 4.01(b)(ii).

“Third Anniversary End of the Initial Closing” has the meaning given such term in Section 7.01(c)(iii).

“Transaction Documents” means this Agreement, the Contribution Agreement, the Management Agreement, and each other contract, document, certificate or instrument executed and delivered by the Parties or their respective Affiliates in connection with the consummation of the transactions contemplated hereby or therewith.

“Transfer” means, with respect to any asset (including a Membership Interest or any portion thereof), any transfer, sale, assignment, conveyance, gift, Encumbrance (other than pursuant to Section 3.10), hypothecation, exchange or any other disposition by law or otherwise; provided, however, that (a) without limiting any Change in Control provisions hereof, a Transfer or Encumbrance of any Equity Interest in any Member or in any Affiliate thereof shall not constitute a Transfer of the Membership Interest of such Member, and (b) the granting to a lender that is a financial institution of an Encumbrance on a Membership Interest or any portion thereof shall not constitute a Transfer.

“Transferee” means a Person who has received Equity Interests by means of a direct or, if applicable, indirect Transfer, or by means of a Foreclosure Transfer; provided, that a Person who receives such Equity Interests through a Foreclosure Transfer shall be considered a Transferee only to the extent provided in Section 4.02(f).

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“UCC” has the meaning given such term in Section 3.09.

“Unfunded Additional Contribution” has the meaning given such term in Section 6.03(a).

“Voting Securities” of a Person shall mean securities of any class of such Person entitling the holders thereof (without regard to the occurrence of any contingency) to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person; provided, that if such Person is a partnership, Voting Securities of such Person shall be the general partner interests in such Person.

Section 1.02 Construction.

(a) Unless the context requires otherwise: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) references to Articles and Sections refer to Articles and Sections of this Agreement; (iii) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; (iv) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) the word “or” shall be disjunctive but not exclusive, and (vi) the phrases “directly or indirectly” or “direct or indirect”, when used in the context of ownership, holdings, Control, Transfer or the taking of any action, includes ownership, holdings, Control, Transfer or the taking of such action, as applicable, through a chain of direct or indirect ownership of Equity Interests or Control of one or more Persons. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. The Board has the power to construe and interpret this Agreement and to act upon any such construction or interpretation. Any construction or interpretation of this Agreement by the Board and any action taken pursuant thereto and any determination made by the Board in good faith shall, in each case, be conclusive and binding on all Parties and all other Persons for all purposes.

(b) The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted in favor of, or against, any of the Parties to this Agreement by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement, and no rule of strict construction will be applied against any Party hereto. This Agreement will not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable law.

ARTICLE II

ORGANIZATION

Section 2.01 Continuation of the Company.

Crestwood formed the Company as a Delaware limited liability company by the filing of the Certificate of Formation in the office of the Secretary of State of the State of Delaware pursuant to the provisions of the Delaware Act. The Members desire to continue the Company for the purposes and upon the terms and conditions set forth herein. This Agreement amends and restates in its entirety and supersedes the Prior Agreement, which shall have no further force and effect. This Agreement shall become effective on the Effective Date, and, as of such date, CEGPS is admitted to the Company as a Member and, together with Crestwood, constitute the Company’s sole Members. The rights, duties, liabilities and obligations of each Member in its capacity as such shall be as set forth in this Agreement. All Membership Interests shall constitute personal property of the owner thereof for all purposes.

Section 2.02 Name.

The name of the Company shall be “STAGECOACH GAS SERVICES LLC.” The Company’s business may be conducted under any other name or names as determined by the Board. The words “limited liability company,” “LLC,” or similar words or letters shall be included in the Company’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The Board may change the name of the Company at any time and from time to time.

Section 2.03 Registered Office; Registered Agent; Principal Office; Other Offices.

Unless and until changed by the Board, the registered office of the Company in the State of Delaware shall be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Company shall be located at such place as the Board may from time to time designate by notice to the Members. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Board determines to be necessary or appropriate.

Section 2.04 Purposes.

The purposes of the Company are (a) to engage in Midstream Activities, including without limitation, to own and operate the natural gas storage and transportation operations of the Contributed Entities and (b) to engage in any lawful business or activity for which limited liability companies may be formed under the Delaware Act.

Section 2.05 Powers.

The Company shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.04 and for the protection and benefit of the Company.

Section 2.06 Term.

The term of the Company commenced upon the filing of the Certificate of Formation in accordance with the Delaware Act and shall continue in existence until the dissolution of the Company in accordance with the provisions of Article XV. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Delaware Act.

Section 2.07 Title to Company Assets.

Title to the Company’s assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity and no Member, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. Each Member irrevocably waives any right it may have to maintain any action for partition of the property of the Company.

Section 2.08 No State Law Partnership.

Except to the extent provided in the next sentence, the Members intend that the Company shall not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member or officer of the Company shall be a partner or joint venturer of any other Member or officer of the Company, for any purposes, and this Agreement shall not be construed to the contrary. Notwithstanding the foregoing, the Members intend the Company to be taxed as a partnership under the Code, and under applicable state and local tax laws. Except to the extent otherwise provided herein, each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment unless otherwise required by law.

ARTICLE III

MEMBERSHIP INTERESTS

Section 3.01 Membership Interests; Additional Members.

(a) The Members own Membership Interests in the Company. In exchange for each Member’s Capital Contribution to the Company referred to in Section 6.01, the Company shall issue to each Member the Membership Interest with the Ownership Percentage set forth opposite such Member’s name on Exhibit A. All membership interests in the Company shall be certificated in the form attached hereto as Exhibit E or such other form as the Board may elect. Each certificate evidencing Membership Interests in the Company shall bear the following legend: “This Certificate evidences a Membership Interest in the Company and shall be a security governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and, to the extent permitted by applicable law, each other applicable jurisdiction.” Such certificates, if any, may set forth designations with regard to class of interest, capital contribution, voting rights, and any other matter that the Board deems appropriate. No amendment to this provision shall be effective until all outstanding Membership Interest certificates have been surrendered to the Company for cancellation.

(b) The Board shall direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the party claiming the certificate of Membership Interests to be lost, stolen or destroyed; provided that, as a condition precedent to the issuance thereof, the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, shall give the Company an indemnity against any claim that may be made against the Company with respect to the certificate alleged to have been lost, stolen or destroyed.

(c) A Membership Interest shall represent a Member’s (i) interest in items of income, gain, loss and deduction of the Company and a right to receive distributions of the Company’s assets in accordance with the provisions of this Agreement and (ii) right to vote on Company matters in accordance with the provisions of the Agreement and designate Representatives.

(d) The Company may issue additional Membership Interests and options, rights, warrants and appreciation rights relating to the Membership Interests for any Company purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the Board shall determine in accordance with Section 8.04.

(e) Each additional Membership Interest authorized to be issued by the Company pursuant to Section 3.01(c) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Membership Interests), as shall be fixed by the Board in accordance with Section 8.04, including (i) the right to share in Company profits and losses or items thereof; (ii) the right to share in Company distributions; (iii) the rights upon dissolution and liquidation of the Company; (iv) whether, and the terms and conditions upon which, the Company may, or shall be required to, redeem the Membership Interest (including sinking fund provisions); (v) whether such Membership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Membership Interest will be issued, evidenced by certificates and assigned or transferred; and (vii) the right, if any, of each such Membership Interest to vote on Company matters, including matters relating to the relative rights, preferences and privileges of such Membership Interest.

(f) The Board shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Membership Interests and options, rights, warrants and appreciation rights relating to Membership Interests pursuant to this Section 3.01, (ii) reflecting the admission of such additional Members in the books and records of the Company as the record holder of such Membership Interest and (iii) all additional issuances of Membership Interests, in each case including amending this Agreement and Exhibit A hereof as necessary to reflect any such issuance. The Board, acting pursuant to Section 8.04, shall determine the relative rights, powers and duties of the holders of the Membership Interests being so issued. The Board shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Membership Interests pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any governmental agency.

Section 3.02 No Liability of Members.

Except as required by applicable law or the following sentence, the Members or any Representatives thereof, in their capacity as such, shall not be personally liable (whether to the Company, to any of the other Members, to the creditors of the Company or to any other third Person) for the debts, obligations or liabilities of the Company. The Members, in their capacity as such, shall be liable hereunder only to the Company and the other Members and then only for the express representations, warranties, covenants and agreements of such Member provided herein. In no case shall the Company or any of its Subsidiaries enter into any contract or agreement that purports to impose any obligations, liabilities or restrictions on any Member or any Affiliate thereof, without the prior, express and written consent or agreement of the Member or of such Affiliate.

Section 3.03 Withdrawal of Members.

No Member shall have any right to withdraw from the Company; provided, however, that when a Transferee of a direct Transfer of Membership Interests becomes registered on the books and records of the Company as the Member with respect to the Membership Interest so transferred, the Transferring Member shall cease to be a Member with respect to the Membership Interest so Transferred.

Section 3.04 Record Holders.

The Company shall be entitled to recognize the Person in whose name any Membership Interest is registered on the books and records of the Company as the Member with respect to any Membership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Membership Interest on the part of any other Person, regardless of whether the Company shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation or guideline of any governmental agency.

Section 3.05 No Appraisal Rights.

No Member shall be entitled to any valuation, appraisal or similar rights with respect to such Member’s Membership Interest, whether individually or as part of any class or group of Members, in the event of a merger, consolidation, sale of the Company or other transaction involving the Company or its securities unless such rights are expressly provided by the agreement of merger, agreement of consolidation or other document effectuating such transaction.

Section 3.06 Representations and Warranties.

Each Member hereby represents and warrants to the Company and each other Member that:

(a) Power and Authority. Such Member has all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance by such Member of this Agreement have been duly authorized by all requisite action on the part of such Member, and no other action or proceeding on the part of such Member or any Affiliate thereof is necessary to consummate the transactions contemplated by this Agreement.

(b) No Conflicts. Neither the execution and delivery by such Member of this Agreement, nor the performance by such Member under this Agreement will (i) violate, conflict with or result in a breach of any provision of the governing documents of such Member; (ii) require any consent or approval of any counterparty to, or violate or result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under, any material agreement or arrangement to which it is a party or by which it is, or its assets are, bound; (iii) result in the creation of an Encumbrance (other than pursuant to Section 3.10) upon or require the sale or give any Person the right to acquire any of the assets of such Member; or (iv) violate or conflict with any law applicable to such Member.

(c) Investment Intent. Such Member is acquiring its Membership Interest for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Such Member (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Membership Interests and is capable of bearing the economic risks of such investment. Such Member is aware that the Membership Interests have not been registered, and will not be registered, under the Securities Act or under any state or foreign securities laws.

(d) No Registration Rights. Such Member is aware that only the Company can take action to register the Membership Interests in the Company under the Securities Act, and that the Company is under no such obligation and does not propose or intend to do so.

(e) Transfer Restrictions. Such Member is aware that this Agreement provides restrictions on the ability of a Member to directly or indirectly Transfer its Membership Interest, and such Member will not seek to effect any direct or indirect Transfer of its Membership Interest or any portion thereof other than in accordance with such restrictions.

(f) Qualified Investor. Such Member and its Affiliates, taken as a whole, are able to bear the economic risk of the Member’s investment in the Membership Interests and have sufficient net worth to sustain a loss of the Member’s entire investment in the Company without economic hardship if such loss should occur.

(g) Access to Information. Such Member has had an opportunity to ask questions and discuss the Company’s business, management and financial affairs with the Company, and such questions were answered to its satisfaction. Such Member acknowledges that it is familiar with all aspects of the Company’s business.

Section 3.07 Access to Information.

Each Member shall be entitled to receive any information that it may request concerning the Company and its Subsidiaries; provided, this Section 3.07 shall not obligate the Company to create any information that does not already exist at the time of such request (other than to convert existing information from one medium to another, such as providing a printout of information that is stored in a computer database), except as otherwise provided in Section 14.02. Each Member shall also have the right, upon reasonable notice, and at all reasonable times during usual business hours, to inspect the properties of the Company and its Subsidiaries (subject to the Company’s, any of its Subsidiary’s, or the Operator’s reasonable rules governing health, safety, and security), and to audit, examine and make copies of the books of account and other records of the Company and its Subsidiaries. Such right may be exercised through any agent or employee of such Member designated in writing by it or by an independent public accountant, engineer, attorney, or other consultant so designated. The Member making the request shall bear all costs and expenses (including the Company’s, its Subsidiaries, and any other Member’s costs and expenses) incurred in any inspection, examination or audit made on such Member’s behalf. The Members agree to reasonably cooperate, and to cause their respective independent public accountants, engineers, attorneys and other consultants to reasonably cooperate, in connection with any such request. Confidential Information obtained pursuant to this Section 3.07 shall be subject to the provisions of Section 3.08.

Section 3.08 Confidential Information.

(a) Except as permitted by Section 3.08(b), each Member shall (i) keep confidential all Confidential Information and shall not disclose any Confidential Information to any Person, including any of its Affiliates, and (ii) use the Confidential Information only in connection with Company matters or the internal affairs of such Member.

(b) Notwithstanding Section 3.08(a), but subject to the other provisions of this Section 3.08, a Member, its Representatives, its Affiliates, and its and their directors, officers, employees, agents and advisors may make the following disclosures and uses of Confidential Information:

(i) disclosures to another Member, its Representatives, the Operator or any of their directors, officers, employees, agents and advisors, in connection with the business and affairs of the Company or any of its Subsidiaries;

(ii) disclosures in connection with any financing for the Company or any of its Subsidiaries approved by the Board;

(iii) disclosures to an Affiliate of such Member, and such Affiliate’s directors, officers, employees, agents and advisors, if such Affiliate, directors, officers, employees, agents and advisors are informed of the confidential nature of the Confidential Information and instructed to comply with Section 3.08(a) hereof with respect to such Confidential Information;

(iv) disclosures to a Person (other than such Persons addressed in (iii) above), if such Person has been retained by the Company, any of its Subsidiaries, or the Operator to provide services to or for the Company or any of its Subsidiaries and is subject to a confidentiality obligation with the Company, any of its Subsidiaries, or the Operator, as applicable, obligating such Person to keep such Confidential Information confidential;

(v) disclosures to (i) a bona-fide potential purchaser of such Member’s Membership Interest, or (ii) any lender or potential lender to such Member or its Affiliates, in each case, if such potential purchaser or lender is subject to a confidentiality agreement with the disclosing Member obligating such potential purchaser or lender to keep such Confidential Information confidential and to use such information only in connection with its consideration, negotiation and execution of such potential acquisition or financing;

(vi) disclosures required, with respect to a Member or an Affiliate of a Member, pursuant to (i) the Securities Act, and the rules and regulations promulgated thereunder, (ii) the Exchange Act, and the rules and regulations promulgated thereunder, (iii) any state securities laws, (iv) any national securities exchange or automated quotation system, or (v) pursuant to a routine audit or examination by any regulator or self-regulatory organization that does not specifically target the Company or any of its Subsidiaries;

(vii) disclosures that a Member is, in the reasonable judgment of such Member’s counsel, legally compelled to make by deposition, interrogatory, request for documents, subpoena, civil investigative demand, order of a court of competent jurisdiction, or similar process, or otherwise by applicable law; provided that, prior to any such disclosure, such Member shall, to the extent legally permissible:

(A) provide the Company with prompt notice of such requirements so that one or more of the Members may seek a protective order or other appropriate remedy or waive compliance with the terms of this Section 3.08(b)(vii);

(B) consult with Company on the advisability of taking steps to resist or narrow such disclosure; and

(C) cooperate with the Company and with the other Members in any attempt one or more of them may make to obtain a protective order or other appropriate remedy or assurance that confidential treatment will be afforded the Confidential Information; and in the event such protective order or other remedy is not obtained, or the other Members waive compliance with the provisions hereof, such Member agrees (1) to furnish only that portion of the Confidential Information that, in the advice of such Member’s counsel, such Member is legally required to disclose, and (2) to exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information; and

(viii) disclosures otherwise consented to in writing by each Member.

(c) Each Member shall take such precautionary measures as may be reasonably required to ensure (and such Member shall be responsible for) compliance with this Section 3.08 by any of its Representatives, any of its Affiliates, its and their directors, officers, employees and agents, and any other Persons to which it may disclose Confidential Information in accordance with this Section 3.08.

(d) At the request of the Company, a Transferring Member who has ceased to be a Member shall promptly destroy (and provide written confirmation of destruction to the Company signed by an authorized representative of the former Member supervising such destruction), or, at the former Member’s option, return to the Company, all Confidential Information in its possession. Notwithstanding the immediately-preceding sentence, but subject to the other provisions of this Section 3.08, a former Member may retain, but not disclose to any other Person, Confidential Information for the limited purposes of (i) explaining such former Member’s corporate decisions with respect to the Company, (ii) preparing such former Member’s financial statements and tax returns (and defending audits, investigations and proceedings relating thereto) or (iii) complying with applicable law, regulation, professional standards or document retention policies; provided, the former Member must keep such retained Confidential Information confidential in accordance with the terms of this Section 3.08. The parties hereto understand and agree that the former Member’s computer systems may automatically back up Confidential Information, and to the extent that such computer back-up procedures create copies of the Confidential Information, the former Member may retain such copies in its archival or back-up computer storage for the period it normally archives backed-up computer records. All Confidential Information retained pursuant to this Section 3.08 shall remain subject to the provisions of this Agreement until the same are destroyed, and shall not be accessed by the former Member during such period of retention other than as permitted under this Section 3.08.

(e) The Members agree that no adequate remedy at law exists for a breach or threatened breach of any of the provisions of this Section 3.08, the continuation of which unremedied will cause the Company and the other Members to suffer irreparable harm. Accordingly, the Members agree that the Company and the other Members shall be entitled, in addition to other remedies that may be available to them at law or in equity, to seek injunctive relief from any breach or threatened breach of any of the provisions of this Section 3.08 and to specific performance of their rights hereunder.

(f) The obligations of the Members under this Section 3.08 (including the obligations of any former Member) shall terminate on the second anniversary of the end of the term of the Company.

Section 3.09 Security.

For purposes of providing for Transfer of, perfecting an Encumbrance in, and other relevant matters related to, a Membership Interest, the Membership Interests will be deemed to be a “security” within the meaning of, and shall be governed by, (a) Articles 8 and 9 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (b) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995. Notwithstanding any provision of this Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with any non-waivable provision of Article 8 of the Uniform Commercial Code as in effect in the State of Delaware (6 Del. C. § 8-101, et seq.) (the “UCC”), such provision of Article 8 of the UCC shall control.

Section 3.10 Grant of Security Interest

(a) To secure the Crestwood Required Payment, Crestwood grants, as of the date hereof, to CEGPS a present and continuing first priority Encumbrance in its Membership Interest and all proceeds, rights and revenues thereof, under the UCC of the State of Delaware. CEGPS shall be entitled to all the rights and remedies of a secured party under the UCC of the State of Delaware with respect to the security interest granted in this Section 3.10(a). Crestwood authorizes CEGPS to file, and shall cooperate with, all financing statements and other instruments that CEGPS may request to effectuate and carry out the preceding provisions of this Section 3.10(a) and ensure that a perfected, first priority Encumbrance is in effect as of the date hereof. Crestwood shall indemnify, defend and hold harmless CEGPS from any liens, claims and encumbrances created or permitted by Crestwood in respect of Crestwood’s Membership Interest.

(b) To secure the CEGPS Required Payment, CEGPS grants, as of the date hereof, to Crestwood a present and continuing first priority Encumbrance in its Membership Interest and all proceeds, rights and revenues thereof, under the UCC of the State of Delaware. Crestwood shall be entitled to all the rights and remedies of a secured party under the UCC of the State of Delaware with respect to the security interest granted in this Section 3.10(b). CEGPS authorizes Crestwood to file, and shall cooperate with, all financing statements and other instruments that Crestwood may request to effectuate and carry out the preceding provisions of this Section 3.10(b) and ensure that a perfected, first priority Encumbrance is in effect as of the date hereof. CEGPS shall indemnify, defend and hold harmless Crestwood from any liens, claims and encumbrances created or permitted by CEGPS in respect of CEGPS’s Membership Interest.

ARTICLE IV

TRANSFERS OF MEMBERSHIP INTERESTS

Section 4.01 Transfers Generally.

(a) No Membership Interest shall be directly or indirectly Transferred, in whole or in part, unless (i) such direct or indirect Transfer complies with all terms and conditions of this Article IV, and (ii) such direct or indirect Transfer is either a Permitted Transfer, or is not prohibited by Article V and is otherwise is in accordance with Article V.

(b) In the event that a direct Transfer of a Membership Interest or of any direct or indirect ownership of a Member results or would result in the Company’s termination within the meaning of Section 708 of the Code (a “Tax Termination”):

(i) The Member subject to such Transfer (and the Transferee thereof) or with respect to which such change of direct or indirect ownership has occurred shall indemnify and hold harmless each other Member (each a “Non-Terminating Member”) in an amount (with respect to each Member, the “Tax Termination Amount”) equal to the sum of:

(A) the product of:

(1) the difference between (x) the net present value as of the date of such Tax Termination, using a discount rate equivalent to the Default Rate, of the amount of tax depreciation allocable to such Non-Terminating Member from the Company for each future taxable period calculated as if such Tax Termination had not occurred but with all other facts unchanged, minus (y) the net present value as of the date of such Tax Termination, using a discount rate equivalent to the Default Rate, of the amount of tax depreciation allocable to such Non-Terminating Member from the Company for each future taxable period calculated taking into account such Tax Termination, multiplied by

(2) the sum of the highest marginal federal income tax rate as a percentage of taxable income applicable to a U.S. corporation for the taxable year in which the Tax Termination occurs, and four percent (4%) (as a proxy for applicable state income taxes) (collectively, the “Aggregate Tax Rate”);

(such product of clause (A)(1) and clause (A)(2) the “Damage Amount”),

plus

(B) a gross-up amount calculated as:

(1) (x) the Damage Amount divided by (y)(I) 1.0 minus (II) the Aggregate Tax Rate, minus

(2) the Damage Amount,

(ii) Not fewer than thirty (30) days prior to a proposed direct or indirect Transfer that would result in a Tax Termination, the Member subject to such Transfer (the “Proposing Member”) shall deliver to the Non-Terminating Members a schedule (the “Tax Termination Calculation”) setting forth the Proposing Member’s calculation of any amounts to be paid to the Non-Terminating Members pursuant to Section 4.01(b)(i), and shall make such reasonable changes to the Tax Termination Calculation as each Non-Terminating Member reasonably requests. The Members shall work in good faith to resolve any disputes relating to the schedule delivered herein within ten (10) days. If the Members are unable to resolve any such dispute, such dispute shall be resolved promptly by a national accounting firm acceptable to the Members, the costs of which shall be borne equally by the Members. Upon agreement by the Members as to the Tax Termination Calculation, or resolution by such national accounting firm of any disputes thereto, and not later than ten (10) days following the Transfer to which the Tax Termination Calculation relates, the Proposing Member shall pay to each Non-Terminating Member such Member’s Tax Termination Amount.

(iii) Notwithstanding the provisions of Section 4.01(b)(i), no payments shall be due from one Member to another if a Tax Termination results (A) from a transaction, or a series of related transactions, where all of the selling Members collectively are selling 100% of the Member Interests in the Company and all of the buying parties are not already Members at the time of the sale and not Affiliates of any of the selling Members, or (B) from a termination of CEQP within the meaning of Section 708 of the Code.

(c) Any direct or indirect Transfer or purported direct or indirect Transfer of a Membership Interest not made in accordance with this Article IV and Article V shall be, to the fullest extent permitted by law, null and void, and the Company shall have no obligation to recognize any such direct or indirect Transfer or purported direct or indirect Transfer.

Section 4.02 Conditions to Transfers.

(a) No direct or indirect Transfer of any Membership Interest shall be made if such direct or indirect Transfer would (i) violate any laws, rules or regulations applicable to the Company or any of its Subsidiaries (including the then-applicable federal or state securities laws or rules and regulations of the SEC, any state securities commission or any other governmental authority with jurisdiction over such direct or indirect Transfer), (ii) terminate the existence or qualification of the Company under the laws of the jurisdiction of its formation, (iii) cause the Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) or (iv) constitute a breach or violation of, or an event of default under, or give rise to any right of termination, acceleration or redemption under, or require any consent from any third Person under (A) any credit agreement, loan agreement, indenture, mortgage, deed of trust or other similar instrument or document governing Indebtedness of the Company or any of its Subsidiaries or (B) any other material contract, instrument, permit, authorization, license, easement, variance, exemption or approval of the Company or any of its Subsidiaries, but only if, in either case (A) or (B), such agreement, indenture, mortgage, deed of trust, instrument, document, contract, instrument, permit, authorization, license easement, variance, exemption, or approval was either in place as of the Effective Date or approved by a Director designated by the Member whose Membership Interest is subject to such direct or indirect Transfer, and unless, in either case (A) or (B), either (x) a waiver of such breach, violation, event of default or right, or such consent, as the case may be, has been obtained prior to such direct or indirect Transfer or (y) if such waiver or consent has not been obtained prior to such direct or indirect Transfer, the Transferor and the Transferee jointly and severally agree to indemnify the Company and its Subsidiaries for any consequences relating thereto, in form and substance reasonably satisfactory to the Company.

(b) No direct Transfer shall be made unless and until the proposed Transferee shall have agreed in writing to be bound by the terms of this Agreement as a Member and provided to the Board (i) its name, address, taxpayer identification number and any other information reasonably necessary to permit the Company to file all required federal and state tax returns or reasonably requested by the Board and (ii) a properly executed IRS Form W-9.

(c) Each Member making or subject to a direct or indirect Transfer and each Transferee thereof shall be obligated to pay his or its own expenses incurred in connection with such direct or indirect Transfer, and the Company shall not have any obligation with respect thereto. Each Member making or subject to a direct or indirect Transfer and the Transferee thereof shall be jointly and severally obligated to pay or reimburse the Company for all reasonable costs and expenses (including attorneys’ fees and expenses) incurred by the Company in connection with such direct or indirect Transfer or proposed direct or indirect Transfer and the admission of the Transferee as a Member, including the legal fees incurred in connection therewith, whether or not such direct or indirect Transfer is consummated.

(d) For the avoidance of doubt, each Member making a direct Transfer and each Transferee thereof (i) may, subject to Section 4.02(f), Transfer to its Transferee, as applicable, its right to designate Directors pursuant to Article VIII, its consent rights under this Agreement and its Preemptive Rights under this Agreement, (ii) must Transfer to its Transferee its obligation to fund additional capital contributions in accordance with Article VI, and (iii) must Transfer to its Transferee its liabilities and obligations under Section 7.07.

(e) No Member shall directly Transfer less than 100% of its Membership Interest.

(f) Any Transferee of a Membership Interest pursuant to a Foreclosure Transfer (the holder of the Membership Interest subject thereto, a “Foreclosure Transferee”) shall be a Transferee only, and shall only be entitled to receive, to the extent Transferred (directly or indirectly) in such Foreclosure Transfer, the Economic Interest associated with the Membership Interest Transferred (directly or indirectly) in the Foreclosure Transfer, and such Foreclosure Transferee shall not be entitled or enabled to exercise, directly or indirectly, any other rights or powers of a Member (except for any action requiring approval thereof by the Board in accordance with Section 8.04(b)(i) or Section 8.04(b)(ix), for which such Foreclosure Transferee shall have the right to vote with respect to the Membership Interest Transferred (directly or indirectly) to such Foreclosure Transferee), such other rights, and all obligations relating to, or in connection with, such Membership Interest (including, without limitation, the obligation to make Capital Contributions) to remain with the Transferring Member (a “Foreclosure Transferor”); provided, that no Foreclosure Transferor (or any Affiliate of a Foreclosure Transferor) nor any Director appointed by a Foreclosure Transferor (or such an Affiliate of such Foreclosure Transferor) shall be entitled to vote on, consent to, call for or approve any matters under this Agreement or in its capacity as a Member, nor be included in determining whether there is Board approval; provided further, that a Foreclosure Transferee (i) may become a Member with respect to the Membership Interest Transferred (directly or indirectly) in the Foreclosure Transfer if such Foreclosure Transferee is admitted to the Company as a Member pursuant to the unanimous written consent of the other Members and (ii) may directly Transfer its Membership Interest to a Transferee that is not a Foreclosure Transferee or an Affiliate of a Foreclosure Transferee pursuant to and in accordance with the terms of this Agreement, in which case such Transferee shall not be subject to the restrictions of this Section 4.02(f). Any Foreclosure Transfer shall be subject to, and any Membership Interests Transferred (directly or indirectly) pursuant to a Foreclosure Transfer shall continue to be subject to, as applicable, this Section 4.02(f), except as otherwise expressly provided in this Section 4.02(f). For the avoidance of doubt, notwithstanding any other provision set forth in this Agreement, no pledgee or secured party with respect to a Membership Interest shall be entitled to vote, consent to or approve any matters under this Agreement, or appoint (or direct the vote, consent or approval of) any Director.

Section 4.03 Effect of Non-Compliance

In addition to the restrictions contained in Section 4.01(b), (a) the Members acknowledge and agree that (i) an award of money damages would be inadequate for any breach of the provisions of this Article IV and Article V, (ii) any such breach would cause the non-breaching parties irreparable harm, (iii) in the event of any breach or threatened breach of this Article IV or Article V by a Member, the Members, to the fullest extent permitted by law, will also be entitled, without the requirement of posting a bond or other security, to seek equitable relief, including injunctive relief and specific performance and (iv) such remedies will not be the exclusive remedies for any breach of this Article IV or Article V but will be in addition to all other remedies available at law or equity to each of the Members, (b) if a Membership Interest is purported to be directly or indirectly Transferred in whole or in part in contravention of Article IV and Article V, the Person to whom such purported direct or indirect Transfer was made shall not be entitled to any rights as a Member whatsoever, including, without limitation, any of the following rights: (i) to participate in the management, business or affairs of the Company, (ii) to receive any reports or other information from the Company or any of its Subsidiaries pursuant to this Agreement, (iii) to inspect the Company’s books or records, (iv) to receive any Membership Interest in the Company, (v) to receive distributions pursuant to

Section 7.01 and (vi) to receive upon the dissolution and winding up of the Company the net amount otherwise distributable to the Transferor pursuant to Section 15.03(b) hereof and (c) if an Affected Member breaches its obligations pursuant to Section 5.03 (including by failing to consummate a direct Transfer of the Affected Interest), from and after the date of such breach, such Affected Member shall not be entitled to any rights as a Member whatsoever, including, without limitation, any of the following rights: (i) to participate in the management, business or affairs of the Company, (ii) to receive any reports or other information from the Company or any of its Subsidiaries pursuant to this Agreement, (iii) to inspect the Company’s books or records, (iv) to receive any Membership Interest in the Company, (v) to receive distributions pursuant to Section 7.01 and (vi) to receive upon the dissolution and winding up of the Company the net amount otherwise distributable to the Transferor pursuant to Section 15.03(b) hereof, until (x) such Affected Member satisfies its obligations under Section 5.03 and (y) (1) no Member delivers a Price Determination Notice in accordance with Section 5.03(a), (2) no Member delivers a Purchase Notice in accordance with Section 5.03(c) or (3) the direct Transfer of the Affected Interest is consummated or the agreement regarding the direct Transfer of the Affected Interest is terminated without fault of the Affected Member.

ARTICLE V

RIGHTS UPON A PROPOSED TRANSFER OR CHANGE IN CONTROL

Section 5.01 Right of First Offer.

(a) Except for a Permitted Transfer, no Member shall directly Transfer any Membership Interest unless such Member first complies with the provisions of Section 5.02, except for a direct Transfer of such Member’s entire Membership Interest to the extent expressly permitted by this Section 5.01 following compliance with the terms of this Section 5.01.

(b) A Member (the “ROFO Seller”) shall at any time have the right, by delivery of written notice (a “ROFO Notice”) to each other Members, to request that the other Members specify the purchase price (which must be in cash), and other terms and conditions on which such other Member is willing to purchase all, but not less than all, of the ROFO Seller’s Membership Interest (the “ROFO Interest”).

(c) Within thirty (30) days following delivery of a ROFO Notice, any such other Member may offer to purchase all, but not less than all, of the ROFO Interest by providing written notice to the ROFO Seller (a “ROFO Offer Notice”), specifying the purchase price, in cash (the “ROFO Price”), and other terms and conditions on which such other Member is willing to purchase the ROFO Interest. The ROFO Seller shall have thirty (30) days following the delivery of a ROFO Offer Notice to elect to accept any such offer by delivery of written notice of such acceptance to the applicable Member (a “ROFO Acceptance Notice”).

(d) If the ROFO Seller delivers a ROFO Acceptance Notice within thirty (30) days following delivery of the ROFO Offer Notice, each such party and the Company shall use its commercially reasonable efforts to obtain, as promptly as possible thereafter, any and all consents, approvals and authorizations of any governmental authority required to be obtained in order to consummate such sale and purchase. A sale and purchase of the ROFO Interest to a

Member pursuant to this Section 5.01 shall be made at the offices of the Company on or before the later of (i) the date that is one hundred and twenty (120) days following delivery of the ROFO Acceptance Notice or (ii) the date that is five (5) Business Days following receipt of all consents, approvals, and authorizations of any governmental authority required to be obtained in order to consummate such sale and purchase.

(e) If no Member delivers a ROFO Offer Notice within thirty (30) days after receiving the ROFO Notice, or if the ROFO Seller does not accept an offer from any Member within thirty (30) days after receiving the ROFO Offer Notice, the ROFO Seller may, during the next 180 days, directly Transfer the ROFO Interest to a third party Transferee for an all cash purchase price not less than the highest ROFO Price offered by any other Member, and upon material terms no more favorable in the aggregate to the proposed transferee than those specified in the ROFO Offer Notice, provided that such direct Transfer complies with all other applicable terms and restrictions of this Agreement, including Article IV. For the avoidance of doubt, Section 5.02 shall not apply to such direct Transfer.

Section 5.02 Right of First Refusal.

(a) Except for a Permitted Transfer or a Transfer of a ROFO Interest permitted by Section 5.01, no Member shall directly Transfer any Membership Interest unless such Member first complies with the provisions of this Section 5.02.

(b) Except for a Permitted Transfer or a Transfer of a ROFO Interest permitted by Section 5.01, in the event that a Member (a “ROFR Seller”) receives a bona fide offer from a third party (a “Proposed Transferee”) for a direct Transfer of all of the ROFR Seller’s Membership Interest (the “ROFR Interest”), and the ROFR Seller desires to accept such offer, the ROFR Seller shall first provide a notice (a “ROFR Notice”) to the other Members, specifying the identity of the Proposed Transferee, the purchase price proposed by such third party for the ROFR Interest (the “ROFR Price”), and the material terms and conditions of such proposed direct Transfer; provided, however, that notwithstanding anything in this Section 5.02 to the contrary, (i) the ROFR Seller shall not be permitted to directly Transfer the ROFR Interest to the Proposed Transferee if the ROFR Price includes any consideration other than cash and (ii) the terms of such direct Transfer shall otherwise be in accordance with Article IV hereof.

(c) Delivery of the ROFR Notice to the other Members shall constitute an offer (a “ROFR Offer”) by the ROFR Seller to sell the ROFR Interest to the other Members at the ROFR Price, in cash, and upon the other material terms and conditions of the proposed direct Transfer to the Proposed Transferee; provided, however, that the ROFR Offer (i) shall not include any terms or conditions that do not directly relate to a sale and direct Transfer of the Membership Interests, (ii) shall not include any terms or conditions the performance or satisfaction of which are dependent upon the identity or status of, or other circumstances specific to, the Proposed Transferee, (iii) shall be deemed to include, as a condition to the consummation of such direct Transfer, receipt of such approvals of governmental authorities as may be required by law for a direct Transfer of the Membership Interests by the ROFR Seller to the applicable Member and (iv) shall otherwise be in accordance with Article IV hereof. The ROFR Offer shall remain outstanding for a period of thirty (30) days after the delivery of the ROFR Notice.

(d) Each Member (other than the ROFR Seller) shall have thirty (30) days following delivery of a ROFR Notice to elect to accept such ROFR Offer by delivery of written notice of such acceptance to the ROFR Seller (a “ROFR Acceptance Notice”). In the event that more than one such Member delivers a ROFR Acceptance Notice and satisfies the conditions to closing thereunder, the rights to purchase the ROFR Interest shall be allocated among such Members upon the closing of such sale in proportion to their then-existing Ownership Percentages or in such other proportion as such Members may agree.

(e) If one or more such Members delivers a ROFR Acceptance Notice within thirty (30) days following delivery of the ROFR Notice, each such party and the Company shall use its commercially reasonable efforts to obtain, as promptly as possible thereafter, any and all consents, approvals and authorizations of any governmental authority required to be obtained in order to consummate such sale and purchase. A sale and purchase of the ROFR Interest to one or more Members pursuant to this Section 5.02 shall be made at the offices of the Company on or before the later of (i) the date that is one hundred and twenty (120) days following delivery of the ROFR Acceptance Notice or (ii) the date that is five (5) Business Days following receipt of all consents, approvals, and authorizations of any governmental authority required to be obtained in order to consummate such sale and purchase.

(f) If no Member delivers a ROFR Acceptance Notice within thirty (30) days after receiving the ROFR Notice, the ROFR Seller shall be permitted to directly Transfer the ROFR Interest to the Proposed Transferee upon the terms in the ROFR Notice, provided, that (i) such direct Transfer complies with all other applicable terms and restrictions of this Agreement, including Article IV, and (ii) such direct Transfer occurs on or before the later of (i) the date that is one hundred and fifty (150) days following delivery of the ROFR Acceptance Notice or (ii) the date that is five (5) Business Days following receipt of all consents, approvals, and authorizations of any governmental authority required to be obtained in order to consummate such sale and purchase.

Section 5.03 Change in Control

(a) In the event of any Change in Control with respect to a Member (the “Affected Member”), the Affected Member shall promptly notify the other Members in writing of such Change in Control (a “Change in Control Notice”). At any time following a Change in Control of a Member, and prior to the date that is ten (10) days following delivery by the Affected Member of a Change in Control Notice, any other Member shall have the right to deliver to the Affected Member and all other Members written notice of its election (a “Price Determination Notice”) to require determination of the price (the “Purchase Price”) at which each other Member shall have the right (exercisable at its sole option and discretion) to purchase (i) all of the Membership Interest held by the Affected Member or (ii) if such Change in Control is attributable to a Foreclosure Transfer, up to all of, but not less than 50% of, the Membership Interest held by the Affected Member (in each case, the “Affected Interest”) pursuant to this Section 5.03.

(b) If the Members are unable to agree in writing upon the Purchase Price for the Affected Interest within thirty (30) days following delivery of a Price Determination Notice, then either party may deliver written notice to the other of its election to require an independent determination of the Purchase Price (an “Appraisal Notice”). Within ten (10) days following delivery of an Appraisal Notice, the Affected Member shall appoint an independent expert and the other Members (acting by a majority of their collective Ownership Percentages) shall appoint an independent expert. Within five (5) days following delivery of an Appraisal Notice, the two experts appointed pursuant to the foregoing shall select a third independent expert. The fees and expenses of each of the three independent experts shall be borne 50% by the Affected Member and 50% by the Members who delivered a Price Determination Notice. Each such expert shall have reasonable access to the Company’s and its Subsidiaries’ facilities, books and records and, within thirty (30) days following the appointment of the third expert, shall deliver to each Member its report setting forth its independent determination of the Fair Market Value of the Affected Interest (each, an “Appraised Value”). For purposes of this Section 5.03, the “Purchase Price” for the Affected Interest shall be (A) such amount as may be agreed upon by the Members, or (B) absent such agreement, an amount equal to the average of the two Appraised Values that are closest in amount to each other.

(c) For a period of thirty (30) days following the determination of the Purchase Price pursuant to Section 5.03(b), each Member (other than the Affected Member) shall have the right to elect to purchase all, and not less than all, of the Affected Interest for a price equal to the Purchase Price as determined pursuant to Section 5.03(b), by delivering written notice of such election (a “Purchase Notice”) to the Affected Member and each other Member. In the event that more than one such Member delivers a Purchase Notice and satisfies the conditions to closing thereunder, the rights to purchase the Affected Interest shall be allocated among such Members upon the closing of such sale in proportion to their then-existing Ownership Percentages or in such other proportion as such Members may agree.

(d) If one or more Members delivers a Purchase Notice to the Affected Member within thirty (30) days following determination of the Purchase Price pursuant to Section 5.03(b), each such party and the Company shall use its commercially reasonable efforts to obtain, as promptly as possible thereafter, any and all consents, approvals and authorizations of any governmental authority required to be obtained in order to consummate such sale and purchase. A sale and purchase of the Affected Interest to one or more Members pursuant to this Section 5.03 shall be made at the offices of the Company on or before the later of (i) the date that is one hundred and fifty (150) days following the determination of the Purchase Price pursuant to Section 5.03(b) or (ii) the date that is five (5) Business Days following receipt of all consents, approvals, and authorizations of any governmental authority required to be obtained in order to consummate such sale and purchase. Such purchase and sale shall be effected by the Affected Member’s delivery of the Affected Interest, free and clear of all Encumbrances (other than pursuant to Section 3.10 and restrictions imposed by the governing documents of the Company and securities laws), to the applicable Member(s), against payment of the Purchase Price to the Affected Member in immediately available funds.

(e) In the event that no Member delivers either (i) a Price Determination Notice within ten (10) days of its receipt of a Change in Control Notice or (ii) a Purchase Notice to the Affected Member within thirty (30) days following determination of the Purchase Price pursuant to Section 5.03(b), the Members’ right to purchase any portion of the Affected Interest as a result of the Change in Control that gave rise to such right shall be deemed waived.

ARTICLE VI

CAPITAL CONTRIBUTIONS

Section 6.01 Initial Capital Contributions.

(a) As of the Effective Date and pursuant to the terms of the Contribution Agreement, Crestwood contributed to the Company the Initial Crestwood Contribution and CEGPS contributed to the Company the Initial CEGPS Contribution.

(b) Unless the Second Closing is terminated in accordance with the Contribution Agreement, upon the Second Closing and pursuant to the terms of the Contribution Agreement, Crestwood shall contribute to the Company the Second Crestwood Contribution and CEGPS shall contribute to the Company the Second CEGPS Contribution.

Section 6.02 Additional Contributions.

(a) From and after the Effective Date, each Member shall make additional cash Capital Contributions to the Company for purposes of (i) funding any new projects or the expansion of any existing project of the Company or its Subsidiaries, in each case, as may be approved by the Board from time to time (“Expansion Contributions”) and (ii) funding maintenance or other expenditures of the Company or its Subsidiaries incurred in the ordinary course of business approved by the Board from time to time (“Ordinary Course Contributions”).

(b) From and after the Effective Date and at such times and in such amounts as may be determined by the Board, the Members shall make additional cash Capital Contributions to the Company (“Extraordinary Contributions”) that have been determined by the Board to be reasonably necessary (i) for the Company or any of its Subsidiaries to comply with applicable law or any contract to which the Company or any of its Subsidiaries is a party or (ii) to fund any Emergency Expenditures.

(c) All Additional Contributions shall be made by the Members pro rata in accordance with each Member’s Ownership Percentage (at the time the amount of such Additional Contribution is determined).

(d) The Company shall issue a written request to each Member for the making of Additional Contributions (a “Capital Call”) promptly upon the approval thereof in accordance with this Section 6.02. Each Capital Call shall contain the following information: (i) the purpose for which the requested Additional Contributions will be used, and whether the requested Additional Contributions are Expansion Contributions, Ordinary Course Contributions, or Extraordinary Contributions; (ii) the total amount of Additional Contributions requested from all Members; (iii) the amount of Additional Contribution requested from the Member to whom the request is addressed (which such amount shall be in accordance with the Ownership Percentage of such Member); and (iv) the date on which payments of the Additional Contribution are due (which date shall not be less than fifteen (15) Business Days following the date the Capital Call is given) (a “Contribution Date”) and the method of payment; provided that such date and method shall be the same for each of the Members.

(e) No Member shall be required to make any Capital Contribution other than as set forth in Section 6.01 and this Section 6.02.

Section 6.03 Default.

(a) In the event any Member (the “Non-Contributing Member”) fails to pay in full, on or before the applicable Contribution Date, any Additional Contribution required to be made by it (an “Unfunded Additional Contribution”), any Member that has timely made its Additional Contribution in full (a “Contributing Member”) may elect to (i) loan to the Company an amount equal to all or any portion of the Unfunded Additional Contribution (an “Additional Contribution Loan”), (ii) make an additional Capital Contribution in an amount equal to all or any portion of the Unfunded Additional Contribution (an “Excess Additional Contribution”) by (x) delivering written notice to the Company within five (5) Business Days following the Contribution Date and (y) paying such Additional Contribution Loan amount or Excess Additional Contribution amount to the Company within ten (10) Business Days following the Contribution Date or (iii) in the event that the Contributing Members do not elect to loan or fund any portion of the Unfunded Additional Contribution pursuant to clause (i) or (ii) of this Section 6.03(a), cause the Company to use its commercially reasonable efforts to sell New Interests in accordance with Section 6.03(e) in an amount equal to all or any portion of the Unfunded Additional Contribution; provided, however, for the avoidance of doubt, the Contributing Member shall not be entitled to (x) make any Additional Contribution Loan or Excess Additional Contribution, individually or collectively, in an amount that exceeds such Unfunded Additional Contribution, or (y) cause the Company sell New Interests in an amount that exceeds such Unfunded Additional Contribution.

(b) If any Contributing Member elects to make an Additional Contribution Loan, such Additional Contribution Loan shall bear interest at the Default Rate, compounded weekly. All principal and accrued interest on outstanding Additional Contribution Loans shall be repaid by the Company in advance of any distributions to the Members. No approval of the Board or of any Directors shall be required for an Additional Contribution Loan.

(c) In the event that the Contributing Member elects to make an Excess Additional Contribution, then effective as of the Contribution Date:

(i) The Gross Asset Value of all Company assets, and consequently the Capital Accounts of all Members, shall be adjusted pursuant to subparagraph (b) of the definition of Gross Asset Value herein (disregarding the proviso thereto) to reflect any unrealized gain or unrealized loss attributable to such Company assets, as if such unrealized gain or unrealized loss had been recognized on an actual sale of such assets immediately prior to such adjustment and had been allocated to the Members at such time pursuant to Section 7.02;

(ii) Following application of Section 6.03(c)(i), the Ownership Percentage of each Member shall be automatically adjusted as of such date to equal the percentage obtained by dividing (A) the Capital Account of such Member (after giving effect to Section 6.03(c)(i) and any such Additional Contributions and Excess Additional

Contributions made by such Member) by (B) the aggregate Capital Accounts of all Members (in each case, after giving effect to Section 6.03(c)(i) and all such Additional Contributions and Excess Additional Contributions made by the Members); provided, however, that for purposes of the foregoing, except in the case of Ordinary Course Contributions (and Excess Additional Contributions in respect thereof), the amount of any such Additional Contributions and Excess Additional Contributions shall be deemed to be two hundred and fifty percent (250%) of the actual amount thereof; and

(iii) The Company shall amend Exhibit A hereto to reflect the foregoing adjustments, and all future allocations of Profits and Losses and distributions from the Company will be made based on the Members’ Ownership Percentages as adjusted pursuant to the foregoing, until further adjusted in accordance with this Agreement.

(d) The provisions of this Section 6.03 shall constitute the sole rights, obligations, liabilities and remedies of the Company and the Members, including the Non-Contributing Members and the Contributing Members, with respect to any failure by a Member to make an Additional Contribution as and when required.

(e) In the event that the Contributing Members do not elect to loan or fund the full amount of the Unfunded Additional Contribution in accordance with Section 6.03(a), the Company (acting at the direction of the Contributing Members) shall use commercially reasonable efforts to sell New Interests of any class or series (with such features as the Contributing Members may determine) as soon as reasonably practicable (but subject to Section 6.04) at an issue price that implies no less than 95% of the Company’s Fair Market Value as determined by an independent nationally recognized investment bank or valuation or appraisal firm unless the Board determines not to pursue a sale of such New Interests in accordance with Section 8.04(b) within twenty (20) Business Days following the Contribution Date.

Section 6.04 Preemptive Rights.

(a) Subject to and without limiting the other terms of this Agreement, the Company grants to each Member, and each Member shall have the right to purchase, in accordance with the procedures set forth herein, up to such Member’s pro rata portion (based on each Member’s Ownership Percentage at the time of the applicable New Interests Notice) of any New Interests which the Company may, from time to time, propose to issue and sell (hereinafter referred to as the “Preemptive Rights”).

(b) In the event that the Company proposes to issue or sell New Interests, the Company shall notify each Member in writing with respect to the proposed New Interests to be issued or sold (the “New Interests Notice”). Each New Interests Notice shall set forth: (i) the number and class of New Interests proposed to be issued or sold by the Company and their purchase price, (ii) such Member’s pro rata portion of New Interests and (iii) any other material term, including any applicable regulatory requirements and, if known, the expected date of consummation of the issuance and sale of the New Interests (which date, in any event shall be no earlier than thirty (30) days following the date of delivery of the New Interests Notice).

(c) Each Member shall be entitled to exercise its Preemptive Rights to purchase such New Interests by delivering an irrevocable written notice to the Company within ten (10) days from the date of receipt of any New Interests Notice specifying the number of New Interests to be subscribed, which in any event can be no greater than such Member’s pro rata portion of such New Interests, at the price and on the terms and conditions specified in the New Interests Notice.

(d) Each Member exercising its right to purchase its entire pro rata portion of New Interests being issued (each a “Subscribing Member”) shall have a right of over-allotment such that if any other Member fails to exercise its Preemptive Right to purchase its entire pro rata portion of New Interests (each, a “Non-Subscribing Member,” including any Member that fails to exercise its right to purchase its entire pro rata share of Remaining New Interests, as described below), such Subscribing Member may purchase its pro rata share, based on the relative Ownership Percentage then owned by the Subscribing Members, of those New Interests in respect to which the Non-Subscribing Members have not exercised their Preemptive Right (the “Remaining New Interests”) by giving written notice to the Company within three (3) Business Days from the date that the Company provides written notice of the amount of New Interests as to which such Non-Subscribing Members have failed to exercise their rights to purchase. The Company shall reoffer any Remaining New Interests to the Members in successive rounds (without regard to the time periods specified in the foregoing provisions) until such time as the Members have collectively agreed to purchase all of the New Interests being issued or all of the Members are Non-Subscribing Members in the last round of offers.

(e) If the Members do not elect within the applicable notice periods described above to exercise their Preemptive Rights with respect to any of the New Interests proposed to be sold by the Company, the Company shall have one hundred and twenty (120) days after the expiration of all such notice periods to sell or to enter into an agreement to sell such unsubscribed New Interests proposed to be sold by the Company, at a price and on material terms no more favorable to the purchaser than those offered to the Members pursuant to this Section 6.04.

(f) No Member will be required to take up and pay for any New Interests pursuant to the Preemptive Right unless all New Interests (other than those to be taken up by the Member) are sold, whether to the other Members or pursuant to Section 6.04(e) above.

Section 6.05 Loans.

Any Member may loan funds to the Company only in accordance with the approval thereof by the Board in accordance with Section 8.04 or as otherwise provided in Section 6.03. Loans by a Member to the Company will not be treated as Capital Contributions but will be treated as debt obligations having such terms as are approved in accordance with Section 8.04.

Section 6.06 Return of Contributions.

Except as expressly provided herein, no Member is entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

Section 6.07 Capital Accounts.

A separate capital account (“Capital Account”) shall be established, determined and maintained for each Member in accordance with the substantial economic effect test set forth in Treasury Regulation § 1.704-l(b)(2), which provides, in part, that a Capital Account shall be:

(a) increased by (i) the amount of money contributed by the Member to the Company; (ii) the fair market value of any property contributed by the Member to the Company (net of liabilities secured by such contributed property); and (iii) allocations to the Member of the Company income and gain (or items thereof), including income and gain exempt from tax; and

(b) decreased by (i) the amount of money distributed to the Member by the Company, including any Crestwood Required Payment pursuant to Section 7.07(a) and any CEGPS Required Payment pursuant to Section 7.07(b); (ii) the fair market value of any property distributed to the Member by the Company (net of liabilities secured by such distributed property); (iii) allocations to the Member of expenditures of the Company not deductible in computing its taxable income and not properly capitalized for federal income tax purposes; and (iv) allocations to the Member of Company loss and deduction (or items thereof).

In the case of an additional Capital Contribution by an existing or newly admitted Member, the Capital Accounts of the Members shall be adjusted as of the date of such Capital Contribution.

Section 6.08 Approved Credit Support.

(a) The Annual Budget shall include the reasonable, out-of-pocket costs incurred by a Member or any of its Affiliates to provide Approved Credit Support, which such cost shall be reimbursed by the Company to such Member or such Affiliate. If the Member or any of its Affiliates makes any good faith payment required pursuant to any Approved Credit Support, or if any draw upon any Approved Credit Support is made, the payment or draw amount shall be treated as a loan to the Company by the Member or such Affiliate. Such loan will bear interest at the Default Rate from the date of payment or draw, and must be repaid in full before any additional distributions are made to the Members.

(b) At such time as a Member ceases to be a Member and has no Affiliate that is a Member (such Member, upon ceasing to be a Member, a “Former Member”), the Company shall use commercially reasonable efforts to (i) effect the full release and return of the Approved Credit Support provided by the Former Member and its Affiliates and (ii) effect the full release of each issuer of or obligor under such Approved Credit Support (excluding Newco and any Contributed Entity) from its obligations and liabilities thereunder or in respect thereof, including by offering that the Company issue or post, or cause one of its Subsidiaries to issue or post, replacement credit support, including guarantees, letters of credit, surety, performance or other bonds, cash or other collateral or similar credit support arrangements (the “Company Support Instruments”). The Former Member shall reasonably cooperate with the Company with respect to the foregoing.

(c) If the Company is not successful, following the use of commercially reasonable efforts, in effecting the full release and return of any Approved Credit Support provided by the Former Member and its Affiliates, and the full release of each issuer of or obligor under such Approved Credit Support (excluding Newco and any Contributed Entity), as provided in Section 6.08(b) (such Approved Credit Support, a “Continuing Support Obligation”), then:

(i) the Former Member shall cause such Continuing Support Obligation to remain outstanding, and the Company shall continue to reimburse the Former Member and its relevant Affiliates for the reasonable, out-of-pocket costs incurred by the Former Member and such Affiliates to provide such Continuing Support Obligation, until such Continuing Support Obligation is released and returned pursuant to Section 6.08(b);

(ii) from and after the time such Former Member ceases to be a Member, the Company shall continue to use commercially reasonable efforts to effect promptly the full release and return of such Continuing Support Obligation and the full release of the Former Member and its Affiliates from such Continuing Support Obligation;

(iii) the Company shall fully reimburse and otherwise indemnify and hold harmless the Former Member and its Affiliates from and against any good faith payment made pursuant to, and any draw upon, such Continuing Support Obligation (such reimbursement to be made within ten (10) days following written notice to the Company from the Former Member of such payment or draw); and

(iv) the Company shall not, and shall cause its Subsidiaries not to, effect any amendments or modifications or any other changes to the contracts or obligations secured by such Continuing Support Obligation, or otherwise take any action that would reasonably be expected to increase, extend or accelerate the liability of the Former Member and its Affiliates under such Continuing Support Obligation, without, in any such case, such Former Member’s prior written consent.

ARTICLE VII

DISTRIBUTIONS AND ALLOCATIONS

Section 7.01 Distributions.

(a) On the Effective Date, the Company shall distribute to Crestwood an amount in cash equal to the Initial CEGPS Contribution and, immediately upon the Second Closing, the Company shall distribute to Crestwood an amount in cash equal to the Second CEGPS Contribution; provided, however, that in each case such amounts shall be subject to adjustment and true-up as provided in the Contribution Agreement.

(b) Except as otherwise provided in Section 7.07 or Section 15.03, and after giving effect to any adjustments to Ownership Percentages set forth in Section 7.01(c), within thirty (30) days following the end of each Quarter, commencing with the Quarter in which the Effective Date occurs, an amount equal to 100% of the Available Cash as of the end of such Quarter, subject to Sections 6.03(b), shall be distributed to all Members simultaneously pro rata in accordance with each Member’s Ownership Percentage (as of the end of such Quarter) in accordance with this Article VII.

(c) Notwithstanding any other provision of this Agreement, with respect to any period prior to the Third Anniversary End of the Initial Closing, the Ownership Percentages shall be deemed to be adjusted as follows solely for purposes of Section 7.01 (and not for purposes of determining voting or other rights):

(i) For the period from the Effective Date through the end of the Quarter in which the first anniversary of the Initial Closing occurs, (A) the Ownership Percentage represented by the Membership Interest issued to CEGPS shall be deemed for purposes of Section 7.01 to be equal to the Ownership Percentage of such Membership Interest plus 15%, and (B) the Ownership Percentage represented by the Membership Interest issued to Crestwood shall be deemed for purposes of Section 7.01 to be equal to the Ownership Percentage of such Membership Interest minus 15%.

(ii) For the period following the end of the Quarter in which the first anniversary of the Initial Closing occurs through the end of the Quarter in which the second anniversary of the Initial Closing occurs, (A) the Ownership Percentage represented by the Membership Interest issued to CEGPS shall be deemed for purposes of Section 7.01 to be equal to the Ownership Percentage of such Membership Interest plus 15%, and (B) the Ownership Percentage represented by the Membership Interest issued to Crestwood shall be deemed for purposes Section 7.01 to be equal to the Ownership Percentage of such Membership Interest minus 15%.

(iii) For the period following the end of the Quarter in which the second anniversary of the Initial Closing occurs through the end of the Quarter in which the third anniversary of the Initial Closing occurs (the end of such Quarter, the “Third Anniversary End of the Initial Closing”), (A) the Ownership Percentage represented by the Membership Interest issued to CEGPS shall be deemed for purposes of Section 7.01(b) to be equal to the Ownership Percentage of such Membership Interest plus 10%, and (B) the Ownership Percentage represented by the Membership Interest issued to Crestwood shall be deemed for purposes of Section 7.01 to be equal to the Ownership Percentage of such Membership Interest minus 10%.

(iv) Following the Third Anniversary End of the Initial Closing, all distributions made pursuant to Section 7.01 shall be made in accordance with the Members’ Ownership Percentages without any adjustments pursuant to this Section 7.01(c).

(d) Subject to Section 7.01(c) and Section 7.07, each distribution in respect of Membership Interests shall be paid by the Company only to the holder of record of such Membership Interests as of the record date set for such distribution. Such payment shall constitute full payment and satisfaction of the Company’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 7.02 Allocations.

After giving effect to the allocations set forth in Section 7.03, Profits and Losses for any Allocation Year shall be allocated to the Members in accordance with the Members’ Ownership Percentages.

Section 7.03 Special Allocations.

(a) If there is a net decrease in Company Minimum Gain during any Allocation Year, each Member shall be allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. This Section 7.03(a) is intended to comply with the Company Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Allocation Year, any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such Allocation Year shall be allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. This Section 7.03(b) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith

(c) In the event that any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain will be allocated to the Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible; provided that an allocation pursuant to this Section 7.03(c) will be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VII have been tentatively made as if this Section 7.03(c) were not in this Agreement. This Section 7.03(c) is intended to constitute a qualified income offset described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d) In the event any Member has an Adjusted Capital Account Deficit at the end of any Allocation Year, such Member shall be specially allocated items of Company gross income and gain in the amount of its Adjusted Capital Account Deficit as quickly as possible; provided, that an allocation pursuant to this Section 7.03(d) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VII have been tentatively made as if Section 7.03(c) and this Section 7.03(d) were not in this Agreement.

(e) Nonrecourse Deductions for any Allocation Year shall be allocated to the Members pro rata in accordance with each Member’s Ownership Percentage.

(f) Member Nonrecourse Deductions for any Allocation Year shall be allocated 100% to the Member that bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Member bears the economic risk of loss with respect to a Member Nonrecourse Debt, such Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such economic risk of loss.

(g) For purposes of Treasury Regulation Section 1.752-3(a)(3), the Members agree that Nonrecourse Liabilities of the Company shall be allocated to the Members pro rata in accordance with each Member’s Ownership Percentage.

(h) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(i) Gross income of the Company for any Allocation Year shall be allocated to CEGPS in an amount equal to the excess, if any, of (i) the Excess Distributions made to CEGPS with respect to the current and all prior Allocation Years, over (ii) the cumulative amount of gross income allocated to CEGPS for all prior Allocation Years.

(j) Notwithstanding any other provision of this Section 7.03, the allocations set forth in Sections 7.03(a), (b), (c), (d), (e), (f) and (h) (the “Required Allocations”) shall be taken into account so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each Member pursuant to Sections 7.02 and 7.03, together, shall be equal to the net amount of such items that would have been allocated to each such Member under Section 7.02 and Section 7.03 had the Required Allocations and this Section 7.03(j) not otherwise been provided in this Agreement. The Company may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made.

(k) The allocations in Section 7.02, this Section 7.03 and Section 7.05, and the provisions of this Agreement relating to the maintenance of Capital Accounts, are included to ensure compliance with requirements of the federal income tax law (and any applicable state income tax laws). Such provisions are intended to comply with Treasury Regulations Sections 1.704-1 and 1.704-2 and shall be interpreted and applied in a manner consistent with such Treasury Regulations and any amendment or successor provision thereto. The Members shall cause appropriate modifications to be made if unanticipated events might otherwise cause this Agreement not to comply with such Treasury Regulations, so long as such modifications do not cause a material change in the relative economic benefit of the Members under this Agreement.

Section 7.04 Section 704(c).

In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of same under this Agreement). In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (b) of the definition of Gross Asset Value hereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the Treasury Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Board in any manner that reasonably reflects the purpose and intention of this Agreement; provided that the Company shall use the remedial method set forth in Treasury Regulation Section 1.704-3(d). Allocations pursuant to this Section 7.04 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

Section 7.05 Varying Interests.

All items of income, gain, loss, deduction or credit shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Members as of the last calendar day of the period for which the allocation or distribution is to be made. Notwithstanding the foregoing, if during any taxable year there is a change in any Member’s Ownership Percentage, the Members agree that their allocable shares of such items for the taxable year shall be determined on any method determined by the Board to be permissible under Code Section 706 and the related Treasury Regulations to take account of the Members’ varying Ownership Percentages.

Section 7.06 Withheld Taxes.

All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment, distribution or allocation to the Company or the Members shall be treated as amounts distributed to the Members pursuant to this Article VII for all purposes of this Agreement. The Company is authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over to any federal, state or local government any amounts required to be so withheld pursuant to the Code or any provision of any other federal, state or local law and shall allocate such amounts to those Members with respect to which such amounts were withheld.

Section 7.07 Required Payments.

(a) Notwithstanding any provision in Section 7.01 to the contrary, in the event any amount is payable (i) by Crestwood to CEGPS or a CEGPS Indemnified Party pursuant to the terms of the Contribution Agreement or (ii) by Crestwood to CEGPS pursuant to the terms of this Agreement (in each case, including any adjustments, damages or indemnity payments) (any such amount, a “Crestwood Required Payment”), and any such Crestwood Required Payment is not paid by Crestwood, any subsequent distributions due and owing to Crestwood pursuant to this Agreement shall first be paid to CEGPS in the amount of such Crestwood Required Payment in advance of any further distributions to Crestwood; provided, however, that the Parties acknowledge and agree that any amounts paid to CEGPS pursuant to this sentence are being paid to CEGPS directly as a matter of convenience and that such distributions shall be treated as distributions to Crestwood for all purposes under this Agreement (including for the purposes of maintaining capital accounts and for the determination of Excess Distributions). The amount of any Crestwood Required Payment payable by Crestwood under Section 7.07(a)(i) shall bear interest pursuant to the terms and conditions of the Contribution Agreement and any Crestwood Required Payment attributable to this Agreement shall bear interest from and including the date that Crestwood is required to make any such payment until the date that such Crestwood Required Payment is fully paid to CEGPS but excluding the date of payment at a rate per annum equal to the Prime Rate as set forth in the Wall Street Journal plus four percent (4%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed. For the avoidance of doubt, no approval of the Board or of any Directors shall be required for any such payment. In addition to the foregoing, any payment made in accordance with this Section 7.07 shall be treated as a distribution of cash to Crestwood in the amount of such payment to CEGPS.

(b) Notwithstanding any provision in Section 7.01 to the contrary, in the event any amount is payable (i) by CEGPS to Crestwood or any Person entitled to indemnification by CEGPS pursuant to the terms of the Contribution Agreement or (ii) by CEGPS to Crestwood pursuant to the terms of this Agreement (in each case, including any adjustments, damages or indemnity payments) (any such amount, a “CEGPS Required Payment”), and any such CEGPS Required Payment is not paid by CEGPS, any subsequent distributions due and owing to CEGPS pursuant to this Agreement shall first be paid to Crestwood in the amount of such CEGPS Required Payment in advance of any further distributions to CEGPS; provided, however, that the

Parties acknowledge and agree that any amounts paid to Crestwood pursuant to this sentence are being paid to Crestwood directly as a matter of convenience and that such distributions shall be treated as distributions to CEGPS for all purposes under this Agreement (including for the purposes of maintaining capital accounts and for the determination of Excess Distributions). The amount of any CEGPS Required Payment payable by CEGPS under Section 7.07(b)(i) shall bear interest pursuant to the terms and conditions of the Contribution Agreement and any CEGPS Required Payment attributable to this Agreement shall bear interest from and including the date that CEGPS is required to make any such payment until the date that such CEGPS Required Payment is fully paid to Crestwood but excluding the date of payment at a rate per annum equal to the Prime Rate as set forth in the Wall Street Journal plus four percent (4%). Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed. For the avoidance of doubt, no approval of the Board or of any Directors shall be required for any such payment. In addition to the foregoing, any payment made in accordance with this Section 7.07(b) shall be treated as a distribution of cash to CEGPS in the amount of such payment to Crestwood.

Section 7.08 Limitations on Distributions.

Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Delaware Act or other applicable law. All distributions required to be made under this Agreement shall be made subject to Sections 18-607 and 18-804 of the Delaware Act.

Section 7.09 Growth Project True-Up Payments

(a) Crestwood shall, or shall cause the Operator to, calculate, prepare and deliver to CEGPS a statement setting forth in reasonable detail the good faith calculation of the Growth Project EBITDA for the Calculation Period and a certificate of the Chief Financial Officer of Crestwood or the Operator, as applicable, that the Growth Project EBITDA was calculated in accordance with the definition thereof (the “Growth Project EBITDA Statement”) no later than five (5) Business Days after the audited financial statements are finalized for the fiscal year ending December 31, 2020.

(b) After receipt of the Growth Project EBITDA Statement, CEGPS shall have forty-five (45) days (the “Review Period”) to review the Growth Project EBITDA Statement. During the Review Period, CEGPS and CEGPS’s accountants shall have full access to the books and records of the Company and its Subsidiaries and the personnel of, and work papers prepared by, the Company, its Subsidiaries, and their respective accountants (and Crestwood shall cause CEGPS and CEGPS’s accountants to have full access to the books and records of the Operator and the personnel of, and work papers prepared by, the Operator and its accountants, in each case to the extent relating to the Company or any of its Subsidiaries) as CEGPS may reasonably request for the purpose of reviewing the Growth Project EBITDA Statement and preparing an initial Growth Project EBITDA Dispute Notice.

(c) On or prior to the last day of the Review Period, CEGPS may object to the Growth Project EBITDA Statement by delivering to Crestwood a written statement setting forth CEGPS’s objections in reasonable detail, indicating each disputed item or amount and the basis for CEGPS’s disagreement therewith, together with reasonable supporting documentation and calculations (the “Growth Project EBITDA Dispute Notice”). If CEGPS fails to deliver a Growth Project EBITDA Dispute Notice before the expiration of the Review Period, the Growth Project EBITDA Statement as delivered to CEGPS will be deemed to be correct and mutually agreed upon by the Parties and the Growth Project EBITDA set forth in such Growth Project EBITDA Statement will be final and binding on the Parties. If CEGPS delivers the Growth Project EBITDA Dispute Notice before the expiration of the Review Period, CEGPS and Crestwood shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Growth Project EBITDA Dispute Notice (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Growth Project EBITDA, with such changes as may be agreed to in writing by CEGPS and Crestwood, shall be final and binding.

(d) If Crestwood and CEGPS fail to reach an agreement (i) with respect to all of the matters set forth in the Growth Project EBITDA Dispute Notice before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to an independent nationally recognized accounting firm mutually agreed upon by CEGPS and Crestwood, or failing such agreement, CEGPS and Crestwood shall engage the American Arbitration Association to appoint, an independent nationally recognized accounting firm other than Crestwood’s accountants, the Operator’s accountants or CEGPS’s accountants (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Growth Project EBITDA. The Parties agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Growth Project EBITDA Statement and the Growth Project EBITDA Dispute Notice, respectively. The fees and expenses of the Independent Accountants shall be paid by Crestwood, on the one hand, and by CEGPS, on the other hand, based upon the percentage that the amount actually contested but not awarded to Crestwood or CEGPS, respectively, bears to the aggregate amount actually contested by Crestwood and CEGPS. Each of Crestwood and CEGPS shall pay fifty percent (50%) of the fees and expenses of the American Arbitration Association, if any.

(e) (i) If, during the Calculation Period, the Growth Projects generate CEGPS Growth Project EBITDA of less than the Growth Project EBITDA Target, Crestwood shall pay to CEGPS an amount equal to (x) the Growth Project EBITDA Target minus (y) the CEGPS Growth Project EBITDA (the “Growth Project EBITDA Shortfall Amount”), which amount Crestwood shall pay to CEGPS as follows:

(A) within five (5) Business Days following the finalization of the Growth Project EBITDA (the “Finalization Date”) in accordance with this Section 7.09, Crestwood shall pay to CEGPS an amount equal to either (I) the Growth Project EBITDA Shortfall Amount or (II) one third (1/3) of the Growth Project EBITDA Shortfall Amount;

(B) if under clause (A) of this Section 7.09(e)(i), Crestwood pays one third (1/3) of the Growth Project EBITDA Shortfall Amount, then no later than January 1, 2022, Crestwood shall pay to CEGPS an amount that calculated as of the date of such payment, and after giving effect to a discount rate of 11%, would cause the Net Present Value (as of January 1, 2021) of such payment to be equal to one third (1/3) of the Growth Project Shortfall Amount; and

(C) if under clause (A) of this Section 7.09(e)(i), Crestwood pays one third (1/3) of the Growth Project EBITDA Shortfall Amount, then no later than January 1, 2023, Crestwood shall pay to CEGPS an amount that calculated as of the date of such payment, and after giving effect to a discount rate of 11%, would cause the Net Present Value (as of January 1, 2021) of such payment to be equal to one third (1/3) of the Growth Project Shortfall Amount.

(ii) If, during the Calculation Period, the Growth Projects generate CEGPS Growth Project EBITDA in excess of the Growth Project EBITDA Threshold, CEGPS shall pay to Crestwood an amount equal to the lesser of (x) CEGPS Growth Project EBITDA minus (2) the Growth Project EBITDA Threshold, and (y) $57,000,000 (such lesser amount, the “Growth Project EBITDA Incentive Amount”), which amount CEGPS shall pay to Crestwood as follows:

(A) within five (5) Business Days following the Finalization Date, CEGPS shall pay to Crestwood an amount equal to either (I) the Growth Project EBITDA Incentive Amount or (II) one third (1/3) of the Growth Project EBITDA Incentive Amount;

(B) if under clause (A) of this Section 7.09(e)(ii), CEGPS pays one third (1/3) of the Growth Project EBITDA Incentive Amount, then no later than January 1, 2022, CEGPS shall pay to Crestwood an amount that calculated as of the date of such payment, and after giving effect to a discount rate of 11%, would cause the Net Present Value (as of January 1, 2021) of such payment to be equal to one third (1/3) of the Growth Project EBITDA Incentive Amount; and

(C) if under clause (A) of this Section 7.09(e)(ii), CEGPS pays one third (1/3) of the Growth Project EBITDA Incentive Amount, then no later than January 1, 2023, CEGPS shall pay to Crestwood an amount that calculated as of the date of such payment, and after giving effect to a discount rate of 11%, would cause the Net Present Value (as of January 1, 2021) of such payment to be equal to one third (1/3) of the Growth Project EBITDA Incentive Amount.

(iii) If, during the Calculation Period, the Growth Projects generate CEGPS Growth Project EBITDA greater than or equal to the Growth Project EBITDA Target but less or equal to the Growth Project EBITDA Threshold, neither Crestwood nor CEGPS shall be entitled to receive, and neither Crestwood nor CEGPS shall be required to pay, any adjustments pursuant to this Section 7.09.

(f) All payments made under this Section 7.09 shall be paid by in immediately available funds by wire transfer to the account designated in writing by the Party receiving such payment.

ARTICLE VIII

BOARD OF DIRECTORS

Section 8.01 Management by Board of Directors.

(a) All powers to conduct, direct and manage all activities of the Company shall be fully vested in the Members, acting exclusively through the Board and their Representatives on the Board. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Company shall be exclusively vested in the Board, and the Members shall act solely through the Board. Decisions or actions taken by the Board in accordance with the provisions of this Agreement shall constitute decisions or actions by the Company and the Members and shall be binding on each Member.

(b) No Member, in its capacity as such, shall participate in the operation, management or control of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company, except to the extent specifically authorized with respect to any matter by resolution of the Board.

(c) No Director, in his or her individual capacity as such, shall have the authority to manage the Company or approve matters relating to, or otherwise to bind, the Company, such powers being reserved to a Director acting through the Board, and to such other committees of the Board, and officers and agents of the Company, as may be designated by the Board.

Section 8.02 Board Composition.

(a) General. The Board shall be composed of two directors appointed by each Member, each of whom shall be a natural person (each such person a “Director” and collectively, the “Directors”). The Directors shall not constitute “managers” of the Company within the meaning of the Delaware Act. A Director need not be a Member or an officer of the Company.

(b) Designation of Directors and Alternate Directors.

(i) Each Member each shall be permitted to designate two (2) natural persons to serve as Directors.

(ii) In addition, each Member shall be permitted to designate an Alternate Director in connection with any meeting of the Board by notifying the other Members in writing at or prior to such meeting or at the time of any action to be taken pursuant to Section 8.06. Each Alternate Director so designated shall serve in place of one of such Member’s designated Directors at such meeting of the Board or in connection with any action or approval of the Board, and the presence of such Alternate Director shall be the equivalent of the presence of one of such Member’s designated Directors for all purposes under this Agreement. When serving in such capacity as a Director, each Alternate Director shall be entitled to all of the rights and obligations of a Director as set forth in this Agreement and all references to a Director shall be read to include an Alternate Director.

(iii) The Representatives of each Member as of the Effective Date are set forth on Exhibit B.

(iv) The collective voting power of the Representatives appointed by a Member will equal the Ownership Percentage owned by such Member.

(v) Subject to Section 4.02(f), a Transferee of a direct Transfer of a Member’s entire Membership Interest shall automatically succeed to the rights of the Transferring Member to designate, appoint and remove Representatives hereunder, including any Representatives previously appointed by the Transferring Member.

(c) Removal; Resignation; Vacancies.

(i) Each Representative may be removed and replaced, with or without cause, at any time by the Member that designated him or her, in such Member’s sole discretion, and shall not be removed or replaced by any other means. A Member who removes any Representative of such Member shall promptly notify the other Members of the removal and the name of its replacement Representative.

(ii) A Representative may resign at any time, such resignation to be made in writing and to take effect immediately or on such later date as may be specified therein.

(iii) If any Representative designated by a Member shall cease to serve as a Representative for any reason, the vacancy resulting thereby shall be filled by another natural person designated by that Member; provided that such Member would, at such time, otherwise be permitted to designate a Representative pursuant to Section 8.02(b).

(d) Changes in Size. The number of Directors constituting the full Board may be increased or decreased from time to time by unanimous vote of the Members; provided, however, that (i) for so long as at least two Members are permitted to designate Directors in accordance with Section 8.02(b), the Members shall be entitled to appoint an equal number of Directors; and (ii) the number of Directors shall automatically be increased by one upon the admission of a new Member pursuant to the terms of this Agreement.

Section 8.03 Board Meetings; Quorum.

(a) The Board shall meet at least quarterly at the offices of the Company (or such other place as determined by the Board), with the participation of such officers of the Company as such Representative may request. Special meetings of the Board, to be held at the offices of the Company (or such other place as shall be determined by the Board), shall be called at the direction of any one Director. Attendance of a Director at a meeting shall constitute a waiver of notice of such meeting, except where a Director attends a meeting for the express purpose of objecting to the transaction of any business on the ground that such meeting is not properly called or convened. The reasonable costs and expenses incurred by the Directors in connection with any meeting of the Board shall be borne and paid by the Company (and any Director may obtain reimbursement from the Company for any such reasonably documented costs and expenses).

(b) The presence (in person or participating in accordance with Section 8.07) of at least one Director (or Alternate Director) appointed by each Member that, collectively, with the Directors (or Alternate Directors) present in person or participating in accordance with Section 8.07 appointed by any other Members, control a majority of the voting power in accordance with Section 8.02(b)(iv) shall be necessary to constitute a quorum for the transaction of business at any meeting of the Board; provided, that no Member shall have the right to dispute the lack of the foregoing quorum requirement in respect of a duly called meeting of the Board for which at least ten (10) days’ prior written notice has been given to all Directors (a “Quorum Failure Meeting”) if the Directors (or Alternate Directors) appointed by such Member have failed to attend the two immediately prior duly called meetings of the Board (and provided that at least ten (10) days’ prior written notice shall have been given to all Directors for such meetings) and a quorum at such two immediately prior duly called meetings and the Quorum Failure Meeting would have been present but for such failure. In the absence of a quorum for any such meeting, a majority of the Directors (or Alternate Directors) present thereat may adjourn such meeting from time to time until a quorum shall be present or, in the case of a Quorum Failure Meeting, would have been present but for the failure of the Directors (or Alternate Directors) appointed by a Member to attend the Quorum Failure Meeting as provided in the previous sentence. However, notwithstanding anything to the contrary herein, no business may be transacted at, and no other action may be taken at, any Quorum Failure Meeting (or any adjourned Quorum Failure Meeting) unless the notice for such meeting included an agenda that specified the purpose of the meeting, including the consideration of such business transaction or other action. For the avoidance of doubt, if any Director is absent from a Board meeting, then, except as otherwise provided herein, the attending Director(s) (or Alternate Director(s)) appointed by the same Member that appointed such absent Director (or Alternative Director) will vote such Member’s entire Ownership Percentage.

Section 8.04 Board Voting.

(a) General; Majority Voting. On all matters requiring the vote or action of the Board, any action undertaken by the Board must be authorized by the affirmative vote of (i) one or more Directors that are entitled to vote at least a majority of the Ownership Percentages except as otherwise provided in Section 8.04(c) with respect to Affiliate Transactions or (ii) at a Quorum Failure Meeting, all Directors present at such meeting except that any Affiliate Transactions shall only require the approval of the Directors present at such meeting who are not Representatives of the Interested Member.

(b) Actions Requiring Approval of the Board. Except as otherwise provided by this Agreement, the Company shall not, shall not permit any Subsidiary of the Company to, and shall not authorize or permit any officer or agent of the Company or any of its Subsidiaries on behalf of the Company or any of its Subsidiaries to, effect any material action or any action outside of the ordinary course of business, including any of the following actions, without Board approval, except to the extent approval authority is expressly delegated by the Board pursuant to a resolution of the Board or the terms of an agreement specifically approved by the Board that specifically grants the authority to engage in the applicable action (excluding any grant of plenary or similar authority):

(i) engage in any business activity other than Midstream Activities;

(ii) incur any Indebtedness or enter into any definitive agreement providing for the incurrence of any Indebtedness, other than any Additional Contribution Loan;

(iii) sell, transfer, lease (as lessor), abandon or otherwise dispose of (i) any assets with a value in excess of $2,000,000 or (ii) any Equity Interests in the Company or any Subsidiary, in either case other than to the Company or any Subsidiary (other than in accordance with Section 6.03);

(iv) form or dissolve any Subsidiary of the Company;

(v) acquire (A) any Equity Interests in any Person or (B) any assets or rights that constitute substantially all of the assets or rights of any Person, or that are operated by any Person as a separate business, division, or asset group;

(vi) merge, consolidate, or reorganize;

(vii) enter into any partnership or joint venture;

(viii) amend, modify or waive any provisions of the Certificate of Formation, this Agreement (other than revisions permitted by Section 16.02), or the constituent documents of any Subsidiary of the Company;

(ix) dissolve or liquidate, or file any voluntary petition for bankruptcy;

(x) undertake any public offering of securities or any registration of any offering or securities under the Securities Act;

(xi) admit any new Member (other than in connection with any New Interests issued in accordance with Section 6.03(e) and Section 6.04 to any Person other than any of the Members) or redeem any Membership Interest;

(xii) authorize or permit any Capital Contribution or make any Capital Call other than in accordance with Section 6.02, or approve any non-cash Capital Contribution, in each case other than by the Company or any of its Subsidiaries to a Subsidiary of the Company;

(xiii) make determinations of Available Cash or, other than distributions by any Subsidiary of the Company to another Subsidiary of the Company or to the Company, make any dividend or distribution on Equity Interests other than in accordance with this Agreement;

(xiv) agree to any restrictions on the ability of the Company or any Subsidiary to make dividends or distributions on Equity Interests;

(xv) appoint or remove the Certified Public Accountants;

(xvi) change any accounting or tax policy (other than as required by Required Accounting Practices or applicable law);

(xvii) subject to Section 8.04(c), remove the Operator or appoint any successor Operator;

(xviii) initiate any litigation or other dispute resolution proceeding reasonably expected to involve claims of more than $1,000,000 individually, or agree to any settlement or compromise of any claim or proceeding (A) in which the aggregate amount claimed by the Company or any of its Subsidiaries with respect to such claim or proceeding exceeds $1,000,000, (B) requiring aggregate payments by the Company or any of its Subsidiaries with respect to such claim or proceeding in excess of $1,000,000, (C) involving any admission by, or any finding against, the Company or any of its Subsidiaries of criminal wrongdoing, or (D) that restricts the conduct of business by the Company or any of its Subsidiaries;

(xix) approve or amend the Annual Budget, or any other material capital or operating budget of the Company or any of its Subsidiaries;

(xx) take any action that would reasonably be expected to cause the Annual Budget, or any capital budget of the Company or any of its Subsidiaries in excess of $5 million, then in effect to be exceeded in the aggregate by more than ten percent (10%), except for Emergency Expenditures and reimbursement or indemnity obligations to any Member, any Former Member, or any Affiliate of any Member or Former Member with respect to the cost of or any payment under or draw upon any Approved Credit Support or any Continuing Support Obligation;

(xxi) except to the extent reasonably contemplated in the Annual Budget then in effect, or in any delegation of approval policy approved by the Board and then in effect, enter into any contract under which expected revenues are expected to exceed $5,000,000 annually or $25,000,000 during the life of such contract;

(xxii) enter into any Hedge Contract;

(xxiii) make any material filing with any governmental authority, other than in the ordinary course of business;

(xxiv) issue any New Interests, other than pursuant to Section 6.03(e), or enter into any agreement that provides for or contemplates the issuance of Membership Interests pursuant to transactions of the nature described in the proviso in the definition of “New Interests” in Section 1.01; and

(xxv) such other matters as the Board may determine from time to time by resolution in accordance with Section 8.04(a).

(c) Affiliate Transactions.

(i) No contract or transaction between the Company, any of its Subsidiaries or the Operator (for the benefit or account of the Company or any of its Subsidiaries), on the one hand, and any Member or Affiliate of a Member, on the other hand, or in which a Member or an Affiliate of a Member otherwise has a financial interest (other than by reason of its ownership of Membership Interests in the Company) shall be void or voidable by reason of the financial interest of any Member or Affiliate of any Member therein; provided, however, that with respect to any contract or transaction between the Company, any of its Subsidiaries or the Operator (for the benefit or account of the Company or any of its Subsidiaries), on the one hand, and any Member Parent or Subsidiary of a Member Parent, on the other hand, or in which a Member Parent or a Subsidiary of a Member Parent otherwise has a financial interest (other than by reason of its ownership of Membership Interests in the Company) (each, an “Affiliate Transaction” and such Member, the “Interested Member”) (A) the Interested Member or its Representatives fully and fairly disclose any such Affiliate Transaction and its material terms promptly to the other Members, the Company, and the Operator and (B) none of the Company, any Subsidiary thereof or the Operator (for the benefit or account of the Company or any of its Subsidiaries) shall enter into, amend, waive any provision of, or terminate any Affiliate Transaction other than on terms that are no less favorable in the aggregate to the Company, such Subsidiary or the Operator (for the benefit or account of the Company or any of its Subsidiaries), as applicable, than as would have been reasonably expected to be obtained from a Person that is not an Interested Member, a Member Parent or a Subsidiary of a Member Parent.

(ii) The Company, its Subsidiaries and the Operator shall not enter into, amend, waive any provision of, or terminate any Affiliate Transaction other than with the approval of the Board that includes the affirmative vote of all of the Directors (or Alternate Directors) who are not Representatives of the Interested Member; provided, however, that if such Affiliate Transaction is an Affiliate Transaction with respect to all Members, the entry into, amendment, waiver any provision of, or termination of such Affiliate Transaction shall be valid if approved by all Directors (or Alternate Directors) so long as each Member or its Directors fully and fairly disclose the material terms of such Affiliate Transaction to the other Members, the Company, and the Operator. Approval of an Affiliate Transaction or of the amendment, waiver of any provision of, or termination of such Affiliate Transaction by all of the Directors (or Alternate Directors) who are not Representatives of the Interested Member shall constitute conclusive evidence of the satisfaction of Section 8.04(c)(i) with respect to the fairness to the Company, its Subsidiaries or the Operator, as applicable, of such Affiliate Transaction or such amendment, waiver of any provision, or termination thereof. Nothing herein shall be deemed to prohibit an Interested Member or any of its Representatives from participating in any discussion or negotiation regarding, or any vote of the Board to enter into, amend, waive any provision of, or terminate, any Affiliate Transaction.

(iii) Enforcement of Affiliate Transactions. Notwithstanding any other provision of this Agreement, the Board, acting solely with the approval of a majority of the voting power of the Directors who are not Representatives of the Interested Member, shall have the right and authority to cause the Company, any Subsidiary thereof or the Operator, as applicable, to pursue or enforce any remedy and exercise any other rights of the Company, such Subsidiary or the Operator under an Affiliate Transaction. In the case of any Affiliate Transaction that is an Affiliate Transaction with respect to all Members, if one of such Members or an Affiliate thereof is in breach or other default of its obligations under such Affiliate Transaction, the Board, acting solely with the approval a majority of the voting power of the Directors who are not Representatives of such breaching or defaulting Member, shall have the right to cause the Company, the applicable Subsidiary thereof or the Operator, as applicable, to pursue or enforce any remedy or exercise any other rights of the Company, such Subsidiary or the Operator, as applicable, under such Affiliate Transaction.

(d) Board Deadlock; Dispute Resolution.

(i) In the event that the Board is unable to obtain the requisite vote under Section 8.04(a) for the approval of any matter, which deadlock, if unresolved, could reasonably be expected to have a material and adverse impact on the Company or its prospects, including the payment of distributions in accordance with Article VII (each such event, a “Deadlock”), either Member may give the other Member written notice (a “Deadlock Notice”) of such Deadlock. Within five (5) days after receipt of the Deadlock Notice, the receiving Member shall submit to the other Member a written response (a “Dispute Response”). The Deadlock Notice and the Dispute Response shall each include (A) a statement setting forth the position of the Member giving the notice and a summary of arguments supporting such position and (B) the name and title of a senior representative of such Member who has authority to settle the Deadlock. The Deadlock Notice shall also include a description of the alleged Deadlock that is reasonably sufficient for the other Member to determine the basis of the alleged Deadlock. Within five (5) days of the delivery of the Dispute Response, the senior representatives of both Members shall meet or communicate by telephone at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, and shall negotiate in good faith to resolve the Deadlock.

(ii) If such Deadlock has not been resolved within thirty (30) days following delivery of the Dispute Response, then each Member agrees to have executives who have authority to resolve the Dispute and who are at a higher level of management than the senior representatives addressed in (i) above (A) meet or communicate by telephone at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary and (B) negotiate in good faith to resolve the Deadlock.

(iii) If the executives are unable to resolve the Dispute within thirty (30) days after they have met pursuant to clause (ii) above, then such Dispute shall be submitted to mediation if either Party so requests in writing. Any mediation, unless otherwise agreed by the Parties, shall be carried out within forty-five (45) days following the date of a written request therefor. Each Party shall bear one-half of the costs and expenses of any mediator, including any costs incurred by such mediator that are attributable to the consultation of any third party; provided, however, that each Party shall bear its own legal fees and costs of preparing for mediation.

(iv) Notwithstanding anything herein to the contrary, until a Deadlock is resolved, each Member agrees to continue to perform its obligations under this Agreement and to cause its Representatives to continue to perform their obligations under this Agreement.

Section 8.05 Notice.

Written notice of all regular meetings of the Board shall be given to all Directors at least ten (10) days prior to the regular meeting of the Board and one Business Day prior to any special meeting of the Board. All notices and other communications to be given to Directors shall be sufficiently given for all purposes hereunder if in writing and received by hand, courier or overnight delivery service, or three (3) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or received by email, and shall be directed to the address or email address as such Director shall designate by notice to the Company and each Member. Except as provided in Section 8.03(b), neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice of such meeting. A meeting may be held at any time without notice if all the Directors are present or if those not present waive notice of the meeting either before or after such meeting.

Section 8.06 Action by Written Consent of Board.

To the extent permitted by applicable law, the Board may act without a meeting, without notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by a Director or Directors having not less than the minimum number of votes that would be necessary to authorize or take such action at a duly held meeting of the Board. All actions taken by the Board in the form of a written consent shall be distributed to each Director upon the taking of such action.

Section 8.07 Conference Telephone Meetings.

Directors may participate in a meeting of the Board or any committee thereof by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 8.08 Minutes.

All decisions and resolutions of the Board shall be reported in the minutes of its meetings, which shall state the date, time and place of the meeting (or the date of the written consent in lieu of a meeting), the persons present at the meeting, the resolutions put to a vote (or the subject of a written consent) and the results of such voting (or written consent). The minutes of all meetings of the Board shall be kept at a location authorized by the Board from time to time. Initially, the minutes of all meetings of the Board shall be kept in an office located at Two Brush Creek Blvd. in Kansas City, Missouri.

Section 8.09 Management Committee; Other Board Committees.

(a) There shall be a management committee of the Company (the “Management Committee”), comprised of one or more subcommittees (each, together with the Management Committee, a “Committee”), including as of Effective Date, a “Commercial Affairs Committee” and an “Operating Committee”). Each Committee shall have two (2) members appointed by each Member. Each member of each Committee shall be a natural person who may nor may not be a Director or Alternate Director appointed by such Member. Each Committee shall have co-chairmen, with each Member entitled to appoint one co-chairman. The initial members and co-chairmen of the Commercial Affairs Committee and the Operating Committee are set forth on Exhibit H attached hereto. At any time and for any or no reason, a Member may remove or replace any member of any Committee appointed by such Member, upon notice to the other Members. The role of the Committees will be to facilitate communications and cooperation among the Members with regard to the business and affairs of the Company and its Subsidiaries, and each Committee will have such specific responsibilities as may be delegated or assigned to it by the Board; provided, however, that (i) no Committee shall have the authority to bind the Company to any obligation or liability, and (ii) no action may be taken by any Committee except upon the unanimous approval of all members thereof. Each Committee will have regular meetings at least quarterly, and special meetings of any Committee may be called at the direction of any member of such Committee. Notice of meetings of any Committee shall be given to each member of such Committee in the manner provided in Section 8.05. Meetings of a Committee may include the participation of such subject matter experts as any member of such Committee reasonably deems appropriate. Each Committee may establish rules for its governance, including with respect to the roles and responsibilities of the co-chairmen, provided such rules do not contravene the requirements of this Section 8.09(a). The members of each Committee will not be compensated by the Company, but the Company will reimburse the reasonable out-of-pocket costs incurred by the member of such Committee to attend any meeting thereof.

(b) The Board may establish committees of the Board and may delegate any of its responsibilities to such committees, except as prohibited by applicable law. Each Member shall appoint one or more Directors to each such committee in the same proportion as such Members have the right to designate Directors.

(c) All of the members of any committee shall constitute a quorum for the transaction of business of such committee, provided that in all cases a quorum shall require at least one member of such committee appointed by each Member. Except as otherwise required by law, all decisions of a committee shall require the affirmative vote of at least a majority of the committee members at any meeting at which a quorum is present.

(d) A majority of the members of any committee may determine its action and fix the time and place of its meetings unless the Board shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 8.05. Subject to Section 8.09(a), the Board shall have power at any time to dissolve any such committee.

Section 8.10 Operations.

(a) The Directors and officers of the Company shall take steps and actions necessary to cause the Company and its Subsidiaries, collectively, to (a) maintain books and records, bank accounts and financial statements separate from any other Person, including the Members, (b) not commingle its assets with those of any other Person, including the Members, (c) conduct its business in its own name, (d) pay its own expenses and liabilities out of its own funds, (e) observe all organizational formalities required under the Delaware Act, (f) not guarantee or become obligated for, or pledge its assets for, the debts or liabilities of any of its Members, or hold out its credit as being available to satisfy the obligations of its Members, (g) conduct its business in offices which are physically segregated from those of its Affiliates or, if unable to be segregated, allocate fairly and reasonably any overhead for shared office space, (h) use its own distinct stationary, invoices and checks, (i) at all times hold itself out to the public and all other Persons as a legal entity separate from any other Person and correct any known misunderstanding regarding its separate identity, (j) have a mailing address and telephone and telecopy numbers different than those of its Members, (k) be duly qualified and in good standing as a foreign company under applicable law in each state in which its assets are located and such qualification is necessary or advisable, (l) except as otherwise provided herein, not permit any Person, including the Members, to control its daily business decisions, (m) maintain an arm’s length relationship with its Affiliates, (n) except as contemplated by any Transaction Documents or other contract or agreement entered into for such purpose, pay the salaries of its own employees and (o) maintain adequate capital for its operation and business purposes at all times.

(b) Neither this Section 8.10 nor any other provision of this Agreement shall limit, restrict, or impose any requirements upon Operator, solely in its capacity as Operator, with respect to any business, operations or activities of Operator of any nature, including for or with its Affiliates or any other Person; provided, however, that (i) the activities of the Operator conducted pursuant to the Management Agreement or otherwise undertaken by the Operator on behalf of the Company or any of its Subsidiaries shall be subject to the requirements of this Agreement and of the Management Agreement, and (ii) the Operator shall be subject to Section 11.01 hereof so long as the Operator is an Affiliate of a Member.

ARTICLE IX

OFFICERS

Section 9.01 Elected Officers.

The executive officers of the Company shall serve at the pleasure of the Board. Such officers shall have the authority and duties delegated to each of them, respectively, by the Board from time to time. The elected officers of the Company shall be such officers as the Board from time to time may deem proper, including, initially, a President, a Treasurer, and a Secretary. The officers of the Company as of the Effective Date are set forth on Exhibit D attached hereto.

Section 9.02 Term of Office.

Each officer shall hold office until such person’s successor shall have been duly elected and qualified or until such person’s death, resignation, or removal pursuant to Section 9.03.

Section 9.03 Removal.

Any officer elected, or agent appointed, by the Board may be removed, with or without cause, by the Board at any time in its sole discretion. No elected officer shall have any contractual rights against the Company for compensation by virtue of such election, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

Section 9.04 Vacancies.

Any newly created office and any vacancy in any office for any reason may be filled by the Board.

Section 9.05 Officers of Subsidiaries.

Promptly following the Effective Date, and for so long as Crestwood and CEGPS each hold an Ownership Percentage of fifty percent (50%), Crestwood and CEGPS shall, and shall cause their respective Representatives to, take such actions as may be necessary to cause each Subsidiary of the Company to have an equal number of directors (if applicable), managers (if applicable) and officers designated by each of Crestwood and CEGPS. Otherwise, the directors (if applicable), managers (if applicable) and officers of each Subsidiary of the Company shall be selected by the Board, and the Members shall, and shall cause their respective Representatives to, take such actions as may be necessary to implement such selections.

ARTICLE X

BUDGET, MANAGEMENT AGREEMENT, NEWCO SERVICE COMPANY

Section 10.01 Budget

Attached hereto as Exhibit C is the initial budget (the “Initial Budget”) for the Company and its Subsidiaries that sets forth reasonable line item detail regarding anticipated expenditures, including: (i) estimated operating expenditures; (ii) estimated capital expenditures; (iii) the proposed financing plans for such expenditures; and (iv) such other items as are set forth therein, for the period from the Effective Date through December 31, 2016. At such reasonable time prior to the expiration of the Initial Budget, and each year thereafter, the Board shall cause to be prepared the Annual Budget for the following year, which Annual Budget will be presented to the Board on or before September 15 of the preceding year for approval in accordance with Section 8.04(b)(xix). The Board shall cause the Annual Budget to be prepared and approved for distribution to the Members by November 1 prior to the calendar year to which such Annual Budget applies, and finally approved by December 1 prior to the calendar year to which such Annual Budget applies, for each calendar year during the term of this Agreement. If the Budget is not approved by the Board prior to the date when such Budget is to become effective, the Company shall continue to use the Initial Budget or Annual Budget then in effect, extrapolated to a 12-month budget period in the case of the use of the Initial Budget, except that (x) any items of the proposed Annual Budget that previously were approved by the Board shall be given effect in substitution of the corresponding items in the Annual Budget for the previous year, (y) any one-time or non-recurring items and the corresponding budget entries therefor shall be deleted, and (z) all other categories of expenses from the Initial Budget or Annual Budget for the previous period or year, as applicable, shall be increased by five percent (5%).

Section 10.02 Management Agreement.

(a) As of the Effective Date, the Company has entered into an Operating and Maintenance Agreement with the Operator and Newco Service Company, in a form that has been approved by the Members (such agreement and any other services agreement entered into by the Company and any replacement Operator that is approved under the terms hereof, the “Management Agreement”).

(b) Subject to Section 10.02(c), the Management Agreement shall not be terminated, and the Operator shall not be removed, except in accordance with the terms of the Management Agreement; provided, however, that so long as the Operator is an Affiliate of a Member, any determination by the Company with respect thereto shall be made pursuant to Section 8.04(c).

(c) Upon any termination of the Management Agreement or resignation or removal of the Operator, a successor Operator shall be selected by the Board and, until a successor Operator has been selected and assumed responsibility for providing its services, the authority, power, and rights of the Operator shall vest in, and be exercisable by, the Board. A successor Operator shall have all authority, power, and rights of the Operator as provided in the Management Agreement entered into by the Company and such successor Operator. The Company shall cause the former Operator to transfer to the successor Operator custody of all assets, books and records of the Company.

Section 10.03 Newco Service Company.

(a) On the Effective Date, Crestwood and CEGPS (on behalf of the Company) shall cause the limited liability company agreement of Newco Service Company to be amended and restated in the form attached hereto as Exhibit I (the “Newco Service Company LLC Agreement”). Until the purchase by the Company of all the Equity Interests held by Crestwood in Newco Service Company pursuant to Section 10.03(c) or Section 10.03(d), CEGPS shall have the right to appoint, on behalf of the Company, the directors of Newco Service Company that the Company has the right to appoint pursuant to the Newco Service Company LLC Agreement.

(b) From and after the Effective Date and until the purchase by the Company of all of the Equity Interests held by Crestwood in Newco Service Company pursuant to Section 10.03(c) or 10.03(d), the Newco Employees will continue to participate in the compensation and employee benefit plans and arrangements of Crestwood and its Affiliates. Following such purchase, the Newco Employees will participate in compensation and employee benefit plans and arrangements of the Company, Newco Service Company, CEGPS or Affiliates of CEGPS. The Parties agree to, and agree to cause the Company to, cooperate and work together in good faith to prepare for the transition, as soon as reasonably practicable, of the Newco Employees from participating in the compensation and employee benefit plans and arrangements of Crestwood and its Affiliates to participating in compensation and employee benefit plans and arrangements of the Company, Newco Service Company, CEGPS or Affiliates of CEGPS.

(c) CEGPS shall have the right, exercisable in its sole discretion, to cause the Company to purchase upon such election from Crestwood all of the Equity Interests held by Crestwood in Newco Service Company for a purchase price of $1.00, exercisable upon written notice from CEGPS (on behalf of the Company) to Crestwood (the “Call Exercise Notice”). The Call Exercise Notice shall specify a date for such purchase, which shall be at least ninety (90) days after the delivery of the Call Exercise Notice, and Crestwood agrees to sell and convey such Equity Interests to the Company, free and clear of all Encumbrances, and CEGPS agrees to cause the Company to purchase such Equity Interests from Crestwood, on the later to occur of (i) the date specified in the Call Exercise Notice and (ii) the date on which the Company is prepared for the participation of the Newco Employees in compensation and employee benefit plans and arrangements of the Company, Newco Service Company, CEGPS or Affiliates of CEGPS.

(d) Crestwood shall have the right, exercisable in its sole discretion, to cause the Company to purchase upon such election from Crestwood all of the Equity Interests held by Crestwood in Newco Service Company for a purchase price of $1.00, exercisable upon written notice from Crestwood to CEGPS (on behalf of the Company) at any time after which neither Crestwood nor any of its Affiliates is the Operator (the “Put Exercise Notice”). The Put Exercise Notice shall specify a date for such purchase, and CEGPS agrees to cause the Company to purchase such Equity Interests from Crestwood, and Crestwood agrees to sell and convey such Equity Interests to the Company, free and clear of all Encumbrances, on the later to occur of (i) the date specified in the Put Exercise Notice and (ii) the date on which the Company is prepared for the participation of the Newco Employees in compensation and employee benefit plans and arrangements of the Company, Newco Service Company, CEGPS or Affiliates of CEGPS.

(e) The Company shall reimburse and otherwise indemnify and hold harmless Crestwood and its Affiliates for (i) all costs and expenses incurred by Crestwood and its Affiliates to the extent arising from or related to the participation of the Newco Employees in the compensation and employee benefit plans and arrangements of Crestwood and its Affiliates and (ii) all other losses, claims, damages, obligations, liabilities, costs, and expenses to the extent arising from or related to the acts or omissions of the Newco Employees, in either case (i) or (ii), to the extent such losses, claims, damages, liabilities, costs or expenses (y) arise at any time after which neither Crestwood nor any of its Affiliates is the Operator under the Management Agreement and (z) would have been reimbursable or indemnifiable by the Company under the Management Agreement if they had arisen during the term thereof.

(f) For a period of two (2) years following the Effective Date, neither Party will, or will permit any of its Affiliates (other than Newco Service Company) to, without the consent of the other Party, hire any Newco Employee who is identified on Exhibit J attached hereto or who is designated by the Board from time to time as a Newco Employee to which this Section 10.03(f) applies (the “Key Employees”). However, to permit Key Employees to consider and accept career advancement opportunities with a Member and its Affiliates, either Party may replace a Key Employee with a qualified replacement employee approved in writing by the other Party (such approval not to be unreasonably withheld), whereupon such Key Employee may become an employee of the first Party or any of its Affiliates notwithstanding anything to the contrary contained in this Section 10.03(f). Following such replacement, the replacement employee shall be a Key Employee for purposes of this Section 10.03(f).

ARTICLE XI

CERTAIN DUTIES

Section 11.01 Corporate Opportunities.

(a) Except as set forth in Section 11.01(b), (i) each Member, Director, and officer of the Company and their respective Affiliates shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by the Company or any Subsidiary of the Company, independently or with others, including business interests and activities in direct competition with the business and activities of the Company or any Subsidiary of the Company, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise, to the Company or any Member, (ii) no Member, Director, or officer of the Company or any of their respective Affiliates shall have any duty or obligation to present or offer to the Company the opportunity to consider or participate in any business activity or venture, and (iii) neither of the Company, nor any Member nor any other Person shall have any rights, by virtue of this Agreement or the business relationship established hereby, in or to any business ventures or activities of any Member, Director or officer of the Company or of any of their respective Affiliates.

(b) Notwithstanding Section 11.01(a), during the term of the Company, Section 11.01(a) shall apply, with respect to any Identified Growth Project, (i) to CEGPS and its Affiliates only if the Directors who are representatives of Crestwood (A) do not approve pursuit of such Identified Growth Project by the Company or a Subsidiary thereof within thirty (30) days following receipt of all information that is requested by any such Director within thirty (30) days following the initial presentation of the Identified Growth Project to the Board, or (B) vote at any time to discontinue pursuit of such Identified Growth Project by the Company and any Subsidiaries thereof, or (ii) to Crestwood and its Affiliates only if the Directors who are representatives of CEGPS (A) do not approve pursuit of such Identified Growth Project by the Company or a Subsidiary thereof within thirty (30) days following receipt of all information that is requested by any such Director within thirty (30) days following the initial presentation of the Identified Growth Project to the Board, or (B) vote at any time to discontinue pursuit of such Identified Growth Project by the Company and any Subsidiaries thereof. Except as provided in clause (i) or (ii) of this Section 11.01(b), each Identified Growth Project shall be an opportunity that only the Company or a Subsidiary thereof may pursue and Crestwood and CEGPS shall not, and shall cause their respective Member Parent and Member Parent’s Subsidiaries not to, directly or indirectly, own, invest in, develop, construct, operate or otherwise pursue, whether alone or with any other Person, such Identified Growth Project. For the avoidance of doubt, nothing in this Section 11.01, including the pursuit or failure to pursue any one or more Identified Growth Project or any satisfaction of clause (i) or (ii) of this Section 11.01(b) with respect to any one or more Identified Growth Project, shall affect the obligations of Crestwood pursuant to Section 7.09.

Section 11.02 Duties.

(a) Subject to compliance with the terms and conditions of this Agreement, whenever a Member makes a determination or takes or declines to take any other action in its capacity as a Member, whether under this Agreement or any other agreement contemplated hereby or otherwise, then such Member shall be entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty (including any fiduciary duty) or obligation whatsoever to the Company, any Member or Director, and the Member shall not, to the fullest extent permitted by law, be required to act pursuant to any other standard under the Delaware Act or any other law, rule or regulation or at equity, it being the intent of all Members that, subject to such Member’s compliance with the express terms and conditions of this Agreement, such Member, in its capacity as a Member, shall have the right to make such determination solely on the basis of its own interests.

(b) Subject to, and as limited by the provisions of this Agreement, the Members, Directors and officers of the Company, in the performance of their duties as such, shall not, to the fullest extent permitted by the Delaware Act and other applicable law, owe any duties (including fiduciary duties) as a Member, Director or officer of the Company, notwithstanding anything to the contrary existing at law, in equity or otherwise; provided, however, that each Member, Director and officer of the Company shall act in accordance with the implied contractual covenant of good faith and fair dealing. In furtherance of the foregoing and to the fullest extent permitted by the Delaware Act, a Representative, in performing his duties and obligations as a Director under this Agreement, shall (i) owe no fiduciary or similar duty or obligation whatsoever to the Company, any Member (other than the Member designating such Representative) or the other Directors, and (ii) be entitled to act or omit to act at the direction of the Member that designated such Representative, considering only such factors, including the separate interests of the Member, as such Representative or Member chooses to consider, and any action of a Representative or failure to act, taken or omitted in good faith reliance on the foregoing provisions shall not, as between the Company and the other Members, on the one hand, and the Representative or Member designating such Representative, on the other hand, constitute a breach of any duty (including any fiduciary or other similar duty, to the extent such exists under the Delaware Act or any other applicable law) on the part of such Representative or Member to the Company or any other Representative or Member of the Company. Notwithstanding any duty otherwise existing at law or in equity, any matter approved by the Board in accordance with the provisions shall not be deemed to be a breach of any duties owed by the Board or any Director to the Company or the Members.

(c) The provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties (including fiduciary duties) and liabilities of an officer of the Company or a Member or Director otherwise existing at law, in equity or by operation of the preceding sentences, are agreed by the Company and the Members to replace such duties and liabilities of such officer, Member or Director. The Members (in their own names and in the name and on behalf of the Company), acknowledge, affirm and agree that (i) none of the Members would be willing to make an investment in the Company or enter into this Agreement, and no Representative would be willing to so serve on the Board, in the absence of this Section 11.02, and (ii) they have reviewed and understand the provisions of Section 18-1101(b) and (c) of the Delaware Act.

(d) Nothing in this Agreement is intended to or shall eliminate any implied contractual covenant of good faith and fair dealing, the requirement not to waste Company assets or otherwise relieve or discharge any Representative or Member from liability to the Company or the Members on account of such Member’s breach of the terms and conditions hereof, or any fraudulent or intentional misconduct of such Representative or Member.

ARTICLE XII

EXCULPATION AND INDEMNIFICATION

Section 12.01 Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees, in their capacity as such, shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity; provided, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee breached the terms of this Agreement, acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided further, no indemnification pursuant to this Section 12.01 shall be available to the Members or their Affiliates with respect to its or their obligations incurred pursuant to the Contribution Agreement (other than obligations incurred by such Member on behalf of the Company) or the Management Agreement. Any indemnification pursuant to this Section 12.01 shall be made only out of the assets of the Company, it being agreed that the Members shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 12.01(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 12.01, the Indemnitee is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 12.01.

(c) The indemnification provided by this Section 12.01 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of a Majority Interest or of the Board, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Company may purchase and maintain insurance, on behalf of the Company, its Affiliates, the Indemnitees and such other Persons as the Company shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s or any of its Affiliate’s activities or such Person’s activities on behalf of the Company or any of its Affiliates, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 12.01, the Company shall be deemed to serve as a fiduciary of an employee benefit plan of the Company whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 12.01(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.

(f) An Indemnitee shall not be denied indemnification in whole or in part under this Section 12.01 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(g) The provisions of this Section 12.01 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(h) Any amendment, modification or repeal of this Section 12.01 or any provision hereof shall be prospective only and shall not in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 12.01 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(i) TO THE FULLEST EXTENT PERMITTED BY THIS SECTION 12.01, THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 12.01 ARE INTENDED BY THE MEMBERS TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT.

Section 12.02 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Members or any other Persons who have acquired interests in the Membership Interests, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee breached the terms of this Agreement, acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company or to the Members, the Indemnitee acting in connection with the Company’s business or affairs shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement, and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of any Indemnitee otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of the Indemnitee.

(c) Any amendment, modification or repeal of this Section 12.02 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 12.02 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 12.03 Other Matters Concerning the Directors.

(a) The Directors may rely upon, and shall be protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The Directors may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by the Directors, and any act taken or omitted to be taken in reliance upon the advice or opinion of such Persons as to matters that the Directors reasonably believe to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

Section 12.04 Priority.

The Company hereby acknowledges that each Indemnitee that is entitled to indemnification, advancement of expenses or insurance and who is or was a director, officer, fiduciary, trustee, manager or managing member of a Member or any of its Affiliates or employee benefit plans (each such Person, a “Member Indemnitee”), may have certain rights to indemnification, advancement of expenses or insurance provided by or on behalf of such Member or one of its Affiliates. Notwithstanding anything to the contrary in this Agreement or otherwise, (i) the Company is the indemnitor of first resort (i.e., the Company’s obligations to each Member Indemnitee are primary and any obligation of such Member or any of its Affiliates to advance expenses or to provide indemnification for the same expenses or liabilities incurred by each Member Indemnitee are secondary), (ii) the Company will be required to advance the full amount of expenses incurred by each Member Indemnitee and will be liable for the full amount of any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise to the extent legally permitted and as required by this Article XII, without regard to any rights each Member Indemnitee may have against such Member or Affiliate of such Member and (iii) the Company irrevocably waives, relinquishes and release such Member and its Affiliates from any and all claims against such Member or Affiliates of such Member for contribution, subrogation or any other recovery of any kind in respect thereof. Notwithstanding anything to the contrary in this Agreement or otherwise, no advancement or payment by such Member or any of its Affiliates to or on behalf of a Member Indemnitee with respect to any claim for which such Member Indemnitee has sought indemnification or advancement of expenses from the Company will affect the foregoing and such Member and its Affiliates will have a right of contribution or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Member Indemnitee against the Company. The Affiliates of any of the Members are express and intended third party beneficiaries of this Section 12.04.

Section 12.05 Savings Clause.

If this Article XII or any portion hereof shall be invalidated on any ground by any court or other governmental authority of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless all Indemnitees from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity to the full extent permitted by any applicable portion of this Article XII that shall not have been invalidated and to the fullest extent permitted by applicable law.

Section 12.06 Survival.

The provisions of this Article XII shall survive the termination or amendment of this Agreement and are intended to be for the benefit of, and shall be enforceable by, the Indemnitees and their respective successors, heirs and assigns (which shall be express and intended third party beneficiaries), notwithstanding any provision of Section 16.8 to the contrary.

ARTICLE XIII

TAXES

Section 13.01 Tax Returns.

The Board shall prepare and timely file or cause to be prepared and filed (on behalf of the Company) all federal, state, local and foreign tax returns required to be filed by the Company. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed. The Company shall bear the costs of the preparation and filing of its returns. Not less than fifteen (15) days prior to the due date (as extended) of the Company’s federal income tax return or any state income tax return, the return proposed by the Company to be filed by the Company shall be furnished to the Members for review. In addition, not more than ten (10) days after the date on which the Company files its federal income tax return or any state income tax return, a copy of the return so filed shall be furnished to the Members. The Company shall deliver to each of its Members the following information, schedules and tax returns: (i) at least fifteen (15) days prior to the due date that any corporation estimated quarterly tax payments are due, an estimate of the U.S. Federal and state income quarterly tax obligations of each person who was a Member at any time during such calendar quarter, (ii) within sixty (60) days after the Company’s year-end, a draft Schedule K-1, and (iii) within ninety (90) days of the Company’s year-end, a final Schedule K-1, along with copies of all other federal, state, or local income tax returns or reports filed by the Company for the previous year as may be required as a result of the operations of the Company. In addition, the Company shall provide, to the extent reasonably available, such other information as a Member may reasonably request for purposes of complying with applicable tax reporting requirements that arises as a result of its Membership Interest.

Section 13.02 Tax Elections.

(a) The Company shall make the following elections on the appropriate tax returns:

(i) to adopt as the Company’s taxable year the calendar year;

(ii) to adopt the accrual method of accounting;

(iii) if a distribution of the Company’s property as described in Section 734 of the Code occurs or upon a transfer of a Membership Interest as described in Section 743 of the Code occurs, to elect, pursuant to Section 754 of the Code, to adjust the basis of the Company’s properties; and

(iv) any other election the Board may deem appropriate.

(b) Neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law and no provision of this Agreement shall be construed to sanction or approve such an election.

Section 13.03 Tax Matters Member.

(a) Crestwood shall act as the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code (the “Tax Matters Member”). The Tax Matters Member shall take such action as may be necessary to cause to the extent possible each Member to become a “notice partner” within the meaning of Section 6223 of the Code. The Tax Matters Member shall inform each Member of all significant matters that may come to its attention in its capacity as Tax Matters Member by giving notice thereof on or before the fifteenth (15th) Business Day after becoming aware thereof and, within that time, shall forward to each Member copies of all significant written communications it may receive in that capacity.

(b) Any reasonable cost or expense incurred by the Tax Matters Member in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.

(c) The Tax Matters Member shall not enter into any extension of the period of limitations for making assessments on behalf of any Member without first obtaining the consent of such Member. The Tax Matters Member shall not bind any Member to a settlement agreement without obtaining the consent of such Member. Any Member that enters into a settlement agreement with respect to any Company item (as described in Section 6231(a)(3) of the Code in respect of the term “partnership item”) shall notify the other Members of such settlement agreement and its terms within ninety (90) days from the date of the settlement.

(d) No Member shall file a request pursuant to Section 6227 of the Code for an administrative adjustment of Company items for any taxable year without first notifying the other Members. If the Board consents to the requested adjustment, the Tax Matters Member shall file the request for the administrative adjustment on behalf of the Members. If such consent is not obtained within thirty (30) days from such notice, or within the period required to timely file the request for administrative adjustment, if shorter, any Member may file a request for administrative adjustment on its own behalf. Any Member intending to file a petition under Sections 6226, 6228 or other Section of the Code with respect to any item involving the Company shall notify the other Members of such intention and the nature of the contemplated proceeding. In the case where the Tax Matters Member is intending to file such petition on behalf of the Company, such notice shall be given to each other Member ninety (90) days prior to filing and the Tax Matters Member shall obtain the consent of the other Members to the forum in which such petition will be filed prior to filing, which consent shall not be unreasonably withheld or delayed.

(e) If any Member intends to file a notice of inconsistent treatment under Section 6222(b) of the Code, such Member shall give reasonable notice under the circumstances to the other Members of such intent and the manner in which the Member’s intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Members.

(f) For taxable years beginning after December 31, 2017, the “partnership representative” (as such term is used in Section 6223 of the Code as amended by the Budget Act) shall be the Person that would have been the Tax Matters Member as determined under Section 13.03(a). The partnership representative shall cause the Company to, with the consent of the Members, make the election under Section 6221(b) of the Code (as amended by the Budget Act) with respect to determinations of adjustments at the partnership level and take any other action such as filings, disclosures and notifications necessary to effectuate such election. If the election described in the preceding sentence is not available and to the extent applicable, if the Company receives a notice of final partnership adjustment as described in Section 6226 of the Code (as amended by the Budget Act), the partnership representative shall cause the Company to, with the consent of the Members, make the election under Section 6226(a) of the Code (as amended by the Budget Act) with respect to the alternative to payment of imputed underpayment by the Company and take other action such as filings, disclosures and notifications necessary to effectuate such election. Each Member agrees (i) to cooperate with the partnership representative and to provide any information reasonably requested by the partnership representative in connection with a Company-level tax audit of any taxable period during which such Member was a Member of the Company, and (ii) to indemnify and hold harmless the Company from and against any liability with respect to such Member’s proportionate share of any tax liability (including related interest and penalties) imposed at the Company level in connection with a Company-level tax audit of a taxable period during which such Member was a Member of the Company, regardless of whether such Member is a member of the Company in the year in which such tax is actually imposed on the Company or becomes payable by the Company as a result of such audit. The Board shall reasonably determine a Member’s proportionate share of any such tax liability, taking into account the relevant facts and any information provided by such Member that would reduce such liability. A Member’s cooperation and indemnification obligations pursuant to this Section 13.03(f) shall survive the termination of a Member’s participation in the Company and the termination, dissolution and winding up of the Company

Section 13.04 Tax Sharing Agreements.

If any Member is required to include the income, receipts or related items of the Company in a combined or consolidated return (the “Included Return”) filed by such Member (the “Including Member”), then (a) the Including Member shall pay the tax due in connection with such Included Return; (b) the Company shall promptly pay the Including Member the amount of tax that the Company would have been required to pay if the Company had filed a hypothetical “standalone” return (the “Standalone Return”) for such period; and (c) the Including Member will indemnify and hold harmless the Company and the other Members (the “Nonincluding Members”) against any liability for tax of its combined or consolidated group in excess of the amounts in clause (b), including any liabilities relating to other parties joining in the Included Return. The Including Member shall provide a copy of such Standalone Return to each Nonincluding Members for such Nonincluding Member’s review and reasonable comment not later than thirty (30) days prior to the due date (including applicable extensions) of the Included Return. Tax administration and controversy matters with respect to any such taxes shall be handled by the Including Member; provided that the Including Member shall keep the Nonincluding Members reasonably informed of developments that affect the amount of tax computed with respect to the Standalone Return and provide each Nonincluding Member with a reasonable opportunity to comment on any communication to the tax authorities related to the portion of any tax attributable to such Standalone Return, taking into account any reasonable comments of such Nonincluding Member.

ARTICLE XIV

BOOKS, RECORDS, REPORTS, BANK ACCOUNTS, AND BUDGETS

Section 14.01 Maintenance of Books.

(a) The Board shall cause to be kept a record containing the minutes of the proceedings of the meetings of the Board and of the Members, appropriate registers and such books of records and accounts as may be necessary for the proper conduct of the business of the Company.

(b) The books of account of the Company shall be (i) maintained on the basis of a fiscal year that is the calendar year, (ii) maintained on an accrual basis in accordance with Required Accounting Practices, consistently applied and (iii) audited by the Certified Public Accountants at the end of each calendar year.

Section 14.02 Reports.

(a) As soon as practicable, but in no event later than forty-five (45) days after the close of each fiscal year of the Company, the Board shall cause to be mailed or made available, by any reasonable means, to each holder of record of a Membership Interest as of a date selected by the Board, an annual report containing (i) consolidated financial statements of the Company and its Subsidiaries for such fiscal year of the Company, presented in accordance with GAAP, including a balance sheet and statements of operations, company equity and cash flows, such statements to be audited by the Certified Public Accountants, (ii) a comparison of the Company’s actual performance with the Annual Budget and any written business plan and (iii) such other information as may be required by applicable law or as the Board determines to be necessary or appropriate. In addition, if needed to comply with the Exchange Act and the rules and regulations promulgated thereunder, the Company shall deliver to any member, upon request, a preliminary (subject to review) unaudited consolidated balance sheet and consolidated income statement thirty-five (35) days after the close of each fiscal year.

(b) As soon as practicable, but in no event later than thirty-five (35) days after the close of each Quarter except the last Quarter of each fiscal year, the Board shall cause to be mailed or made available, by any reasonable means to each holder of record of a Membership Interest, as of a date selected by the Board, a report containing (i) unaudited consolidated financial statements of the Company and its Subsidiaries (subject to the absence of footnotes and normal year-end adjustments), (ii) a comparison of the Company’s actual performance with the Annual Budget and any written business plan and (iii) such other information as may be required by applicable law or as the Board determines to be necessary or appropriate. In addition, if needed to comply with the Exchange Act and the rules and regulations promulgated thereunder, the Company shall deliver to any member, upon request, a preliminary (subject to review) unaudited consolidated balance sheet and consolidated income statement thirty (30) days after the close of each Quarter.

(c) As soon as practicable, but in no event later than four (4) Business Days after the end of each calendar month, the Board shall cause to be made available, by any reasonable means, to each holder of record of a Membership Interest as of a date selected by the Board, a report containing (i) the estimated net income of the Company and its Subsidiaries for such immediately preceding calendar month, determined in accordance with GAAP, and (ii) such other information as may be required by applicable law or as the Board determines to be necessary or appropriate.

(d) As soon as practicable, but in no event later than thirty (30) days after the end of each calendar month, the Board shall cause to be made available, by any reasonable means, to each holder of record of a Membership Interest as of a date selected by the Board, a report containing (i) the actual net income of the Company and its Subsidiaries for such immediately preceding calendar month, determined in accordance with GAAP, and (ii) such other information as may be required by applicable law or as the Board determines to be necessary or appropriate.

(e) The Company shall timely prepare and deliver to any Member, upon request, all of such additional financial statements, notes thereto and additional financial information as may be required in order for each Member or an Affiliate of such Member to comply with any reporting requirements under (i) the Securities Act and the rules and regulations promulgated thereunder, (ii) the Exchange Act and the rules and regulations promulgated thereunder, and (iii) any national securities exchange or automated quotation system. The reasonable incremental cost to the Company of preparing and delivering such additional financial statements, notes thereto and additional financial information, including any required incremental audit fees and expenses, shall be reimbursed to the Company by the Member requesting such reports.

(f) The Company will keep the Members reasonably apprised of the status of the business of the Company and its Subsidiaries, including any material adverse developments or issues related thereto or in connection therewith.

Section 14.03 Bank Accounts.

Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board. All withdrawals from any such depository shall be made only as authorized by the Board and shall be made only by check, wire transfer, debit memorandum or other written instruction.

Section 14.04 Emergencies.

The Company, for itself or on behalf of its Subsidiaries, shall take any and all actions required or appropriate in response to an Emergency, and the Company is expressly authorized to make Emergency Expenditures and incur expenses without prior authorization or approval of the Board, when reasonably necessary to deal with Emergencies. In the event of an Emergency, the Company shall notify the Board and each Member of the Emergency within 24 hours of its knowledge of such Emergency or as soon as reasonably practicable thereafter, setting forth the nature of the Emergency, the corrective action taken or proposed to be taken, and the actual or estimated cost and expense associated with such corrective action. Each Member shall designate representatives to be included in an electronic notice system that shall be implemented and maintained by the Company to notify parties of Emergencies, and all notifications made under such system shall be deemed to meet any and all applicable notice requirements under the terms of this Agreement.

ARTICLE XV

DISSOLUTION, WINDING-UP, TERMINATION AND CONVERSION

Section 15.01 Dissolution.

The Company shall dissolve, and its affairs shall be wound up, upon:

(a) an election to dissolve the Company by the unanimous consent of the Board;

(b) the entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Delaware Act; or

(c) at any time there are no Members, unless the Company is continued without dissolution in accordance with the Delaware Act.

Section 15.02 Liquidator.

Upon dissolution of the Company, the Board shall select one or more Persons to act as liquidator of the Company (the “Liquidator”). The Liquidator (if other than the Board) shall be entitled to receive such compensation for its services as may be approved by the Board. Except as expressly provided in this Article XV, the Liquidator selected in the manner provided herein shall have and may exercise, without further authorization or consent of any of the Members, all of the powers conferred upon the Board under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on transferring assets set forth in Section 8.04(b)) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Company as provided for herein.

Section 15.03 Liquidation.

The Liquidator shall proceed to dispose of the assets of the Company, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 18-804 of the Delaware Act and the following:

(a) The assets may be disposed of by public or private sale or by distribution in kind to one or more Members on such terms as the Liquidator and such Member or Members may agree. The Liquidator may defer liquidation or distribution of the Company’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Company’s assets would be impractical or would cause undue loss to the Members. The Liquidator may distribute the Company’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Members.

(b) Liabilities of the Company include amounts owed to the Liquidator as compensation for serving in such capacity and amounts to Members otherwise than in respect of their distribution rights under Article VII. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c) All property and all cash in excess of that required to discharge liabilities as provided in Section 15.03(b) shall be distributed to the Members in accordance with the Member’s positive Capital Account balances after giving effect to all allocations, contributions, and distributions for all prior periods.

Section 15.04 Certificate of Cancellation of Formation.

Upon the completion of the distribution of Company cash and property as provided in Section 15.03 in connection with the liquidation of the Company, the Company shall be terminated and the Certificate of Formation and all qualifications of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Company shall be taken.

Section 15.05 Return of Contributions.

It is expressly understood that the return of any Capital Contributions of the Members shall be made solely from Company assets.

Section 15.06 Waiver of Partition.

To the maximum extent permitted by law, each Member hereby irrevocably waives during the term of the Company any right that it may have to maintain any action to partition any property of the Company.

Section 15.07 Capital Account Restoration.

No Member shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Company.

ARTICLE XVI

GENERAL PROVISIONS

Section 16.01 Offset.

Whenever the Company is to pay any sum to any Member, including distributions pursuant to Article VII, any amounts that Member owes the Company, as determined by the Board, may be deducted from that sum before payment.

Section 16.02 Amendment.

(a) Except as provided in Section 16.02(b), this Agreement shall not be altered modified or changed except by a written amendment approved by each Member.

(b) The Board may make any amendment to this Agreement and Exhibit A as necessary to (i) reflect any issuance of New Interests, additional Membership Interests or other Equity Interests, any redemption or purchase of Membership Interests, New Interests or other Equity Interests, or any other change in the Membership Interests, other Equity Interests, or Ownership Percentages as provided herein, or (ii) make administrative changes that do not adversely impact any Member’s rights under this Agreement or the value of the Company.

Section 16.03 Addresses and Notices; Written Communications.

(a) Any notice, demand, request, report or other materials required or permitted to be given or made to a Member under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to such Member at the address set forth on Exhibit A.

(b) If a Member shall consent to receiving notices, demands, requests, reports or other materials via electronic mail, any such notice, demand, request, report or other materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.03 executed by the Company or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report.

(c) Any notice to the Company shall be deemed given if received by the Company at the principal office of the Company designated pursuant to Section 2.03. The Company may rely and shall be protected in relying on any notice or other document from a Member or other Person if believed by it to be genuine.

(d) The terms “in writing”, “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Section 16.04 Further Action.

The Parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.05 Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the Parties and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.06 Entire Agreement; Integration.

This Agreement and the other Transaction Documents supersede all prior understandings, agreements, or representations by or among the Parties, written or oral with respect to the subject matter hereof and thereof. Without limiting the foregoing, the Parties and their Affiliates formally acknowledge and agree that (a) each of the Transaction Documents were, at the time of execution, and continue to be, executed and delivered in connection with each of the other Transaction Documents and the transactions contemplated thereby, (b) the performance of each of the Transaction Documents and expected benefits therefrom are a material inducement to the willingness of the Parties and their Affiliates to enter into and perform the other Transaction Documents and the transactions described therein, (c) the Parties and their Affiliates would not have been willing to enter into any of the Transaction Documents in the absence of the entrance into, performance of and the economic interdependence of, the Transaction Documents, (d) the execution and delivery of each of the Transaction Documents and the rights and obligations of the parties thereto are interrelated and part of an integrated transaction being effected pursuant to the terms of the Transaction Documents, (e) irrespective of the form such documents have taken, or otherwise, the transactions contemplated by the Transaction Documents are necessary elements of one and the same overall and integrated transaction, (f) the transactions contemplated by the Transaction Documents are economically interdependent, and (g) it is the intent of the Parties and their Affiliates that they have executed and delivered the Transaction Documents with the understanding that the Transaction Documents constitute one unseverable and single agreement (except that, in interpreting any of the Transaction Documents, any reference in such Transaction Document to “this Agreement” or any similar reference shall mean that particular Transaction Document only); provided, however, that notwithstanding anything to the contrary contained in this Section 16.06, (i) nothing in this Section 16.06 shall prohibit, restrict or otherwise limit any assignment of any Transaction Document (or rights, duties, obligations or liabilities thereunder) in accordance with its contractual terms or any permitted change in control of a party thereto (to the extent permitted by such Transaction Document) and (ii) if a Transaction Document is wholly or partially assigned by a party thereto that is a CEQP Entity in accordance with its contractual terms and the assignee does not constitute a CEQP Entity, other than in connection with a transfer of all or substantially all of the assets with respect to the natural gas transportation and storage business of CEQP and all of the CEQP Entities, or a change in control of CEQP (or its successors or assigns) or a change in control of one or more CEQP Entities which together own such business, then, from and after the effective date of such assignment, such Transaction Document (to the extent assigned) shall constitute an independent instrument that is unrelated to any other Transaction Document and such Transaction Document (to the extent assigned) and the transactions contemplated thereby shall no longer be, or be deemed to be, (A) interrelated with any other Transaction Document, (B) part of an integrated transaction effected pursuant to the terms of the Transaction Documents or (C) economically interdependent with respect to any other Transaction Documents or any transactions contemplated by any other Transaction Document. For the avoidance of doubt, the parties acknowledge that nothing in this Section 16.06 will affect any provision in any Transaction Document with respect to assignment, change in control, transfer or similar events.

Section 16.07 Waivers.

No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy upon a breach thereof shall constitute a waiver of any such breach, of any subsequent breach thereof, or of any breach of any other covenant, duty, agreement or condition.

Section 16.08 Third-Party Beneficiaries.

Each Member agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions in Article XII of this Agreement affording a right, benefit or privilege to such Indemnitee, (b) any Affiliate of any Member shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions in Section 12.04 of this Agreement affording a right, benefit or privilege to such Indemnitee, (c) Directors and officers of the Company shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions in this Agreement affording a right, benefit or privilege to such Directors and officers and (d) Former Members and their Affiliates shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions in Section 6.08(c) of this Agreement affording a right, benefit or privilege to such Former Members and their Affiliates. Except as expressly provided by the foregoing, the provisions of this Agreement are for the exclusive benefit of the Members and their respective successors and permitted assigns, and this Agreement is not intended to benefit, create any rights in, or be enforceable by any other Person, including any creditor of the Company.

Section 16.09 Counterparts.

This Agreement may be executed in counterparts (including by facsimile or other electronic transmission), all of which together shall constitute an agreement binding on all the Parties, notwithstanding that all such Parties are not signatories to the original or the same counterpart. Each Party shall become bound by this Agreement immediately upon affixing its signature hereto.

Section 16.10 Governing Law, Forum, Jurisdiction; Waiver of Jury Trial.

(a) To the maximum extent permitted by applicable law, all matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws that would require an application of another state’s laws. Each of the Parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance upon 6 Del. C. § 2708. Each of the Parties hereto irrevocably and unconditionally confirms and agrees (i) that it is and shall continue to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware and (ii)(A) to the extent that such Party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such Party’s agent for acceptance of legal process and notify the other Parties hereto of the name and address of such agent and (B) to the fullest extent permitted by law, that service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that, to the fullest extent permitted by applicable law, service made pursuant to (ii)(A) or (B) above shall have the same legal force and effect as if served upon such Party personally within the State of Delaware.

(b) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY (i) CONSENTS SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE, INCLUDING THE DELAWARE COURT OF CHANCERY IN AND FOR NEW CASTLE COUNTY (THE “DELAWARE COURTS”) FOR ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (AND AGREE TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), (ii) WAIVES OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE DELAWARE COURTS, AGREES NOT TO PLEAD OR CLAIM IN ANY DELAWARE COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM AND (iii) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OR RELATING TO THIS AGREEMENT OR TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(c) Each of the Parties:

(i) irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among the Parties, or the rights or powers of, or restrictions on, the Parties or the Company), (B) asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Company, or owed by the Company, to the Parties, (C) asserting a claim arising pursuant to any provision of the Delaware Act or (D) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Delaware Courts, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims; and

(ii) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding.

Section 16.11 Invalidity of Provisions.

If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and part thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 16.12 Creditors.

None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.

Section 16.13 Member Governance Provisions.

(a) The certificate of incorporation, bylaws, certificate of formation, operating agreement, partnership certificate, partnership agreement or similar organizational documents of each Member shall contain provisions requiring, and such Member covenants, that: (i) such Member will not carry on any business or activities other than its ownership of Equity Interests in the Company and activities in connection therewith and (ii) such Member will (A) maintain its own separate books and records, (B) not commingle its assets with those of any other Person, (C) conduct its business in its own name, (D) strictly comply with all organizational formalities to maintain its separate existence, and (E) file its own tax returns, if any, as may be required under applicable law, to the extent (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division for tax purposes of another taxpayer, and pay any taxes so required to be paid under applicable law and (G) pay the salaries of its own employees, if any (collectively, the “Member Governance Provisions”).

(b) Each Member will at all times comply with, and keep in full force and effect, the Member Governance Provisions of its organizational documents and will not amend, waive or modify the Member Governance Provisions of its organizational documents or amend, waive or modify any other provision of its organizational documents if it would have the effect of amending, waiving or modifying the Member Governance Provisions (including, in each case, by way of merger or consolidation).

(c) Upon the reasonable request of another Member, each Member will provide such other Member with a certified copy of its certificate of incorporation, bylaws, certificate of formation, operating agreement, partnership certificate, partnership agreement or similar organizational documents including the Member Governance Provisions.

(d) At any time upon reasonable request by the Company or another Member, each Member will provide a certificate signed by an executive officer of such Member certifying as to the compliance by Crestwood with this Section 16.13, together with such supporting details as may reasonably be requested by the Company or such other Member.

(e) Any Transferee of a direct Transfer of a Member’s Membership Interests shall agree to be bound by, and be required to comply with, this Section 16.13 to the same extent as such Member.

Section 16.14 Specific Performance.

The Parties agree that irreparable damage would occur in the event that a Party does not perform any of the provisions of this Agreement (including the failure to take such actions as are required of such Party hereunder to consummate the transactions set forth in this Agreement) in accordance with their specific terms or otherwise breaches such provisions. It is accordingly agreed that each Party will be entitled to an injunction or injunctions to prevent breaches of this Agreement by any other Party and, subject to Section 16.10, to enforce specifically the terms and provisions hereof against such other Party in any court having jurisdiction, this being in addition to any other remedy to which the Parties are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief as contemplated herein on the basis that the other Parties have an adequate remedy at law or on any other basis. For the avoidance of doubt, the Parties acknowledge and agree that the remedies in this Section 16.14 are in addition to, and not in lieu of, any other rights and remedies granted in this Agreement (including in Sections 3.08(e), 4.03(a), 6.03, 8.03 and 8.04) with respect to equitable relief, including injunctive relieve and specific performance for breaches or violations, or threatened breaches or violations, of this Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their respective officer hereunto duly authorized, all as of the date first written above.

CRESTWOOD PIPELINE AND STORAGE NORTHEAST LLC

By:	/s/ Robert Phillips
Name: Robert Phillips
Title: President & CEO

CON EDISON GAS PIPELINE AND STORAGE NORTHEAST, LLC

By: Con Edison Gas Pipeline and Storage, LLC, its sole member

By: Con Edison Transmission, Inc., its sole member

By:	/s/ Joseph P. Oates
Name: Joseph P. Oates
Title: President

[Signature Page to Amended and Restated SGS LLC Agreement]